Exhibit 2.2

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN

OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS

OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OTONOMO TECHNOLOGIES LTD.

NEWTON MERGER SUB, INC.

NEURA, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS STOCKHOLDER REPRESENTATIVE

OCTOBER 4, 2021

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

		Page
8.8	No Third Party Beneficiaries	61
8.9	Severability	61
8.10	Governing Law	61
8.11	Exclusive Jurisdiction	62
8.12	Waiver of Jury Trial	62
8.13	Counterparts	62
8.14	Waiver of Conflicts	62

iii

INDEX OF EXHIBITS

Annex	Description
Annex A	Certain Defined Terms
Annex B	Spreadsheet

Exhibit	Description
Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Non-Competition and Non-Solicitation Agreement
Exhibit C	Form of Agent Agreement
Exhibit D	Form of Retention Award Agreement
Exhibit E	Form of Option Cancellation Agreement
Exhibit F	Form of Parent’s Proprietary Information and Inventions Assignment Agreement

Schedules	Description
Schedule 2.27	Investor Questionnaires
Schedule 3.6	Parent Capitalization
Schedule 4.1(b)	Award Allocation Schedule
Schedule 5.2(p)	Parties providing Payoff Letters
Schedule 5.2(o)	Termination of Related Party Agreements

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 4, 2021, by and among OTONOMO TECHNOLOGIES LTD., a company organized under the laws of the State of Israel (“Parent”), Newton Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Neura, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Indemnifying Parties (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that it would be advisable and in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company would survive the Merger and become a wholly-owned subsidiary of Parent upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”);

WHEREAS, in order to induce Parent to enter into this Agreement, simultaneously with the execution of this Agreement, (a) each Key Person shall enter into an Employment Agreement, and (b) each of [***] shall enter into a Non-Competition and Non-Solicitation Agreement (collectively, the “Key Person Agreements”), in each case, effective as of the Closing;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger and the other Transactions; and

WHEREAS, it is intended that for U.S. federal and all applicable state and local income Tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as hereinafter defined), (and any comparable provisions of any applicable U.S. state or local income Tax laws) (the “Intended U.S. Tax Treatment”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Closing and Effective Time.

(a) At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

(b) The Merger shall be consummated at a closing (the “Closing”) which shall take place electronically following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article V (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permissible hereunder) of those conditions), unless another time is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(c) On the Closing Date, the parties hereto (other than the Stockholder Representative) shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

1.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.3 Organizational Documents.

(a) Merger. The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Neura, Inc.” The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.4 Directors and Officers.

(a) Directors of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successor is duly elected and qualified.

(b) Officers of Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.5 Effect of Merger on Capital Stock of Constituent Corporations.

(a) Effect on Capital Stock of Merger Sub. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Effect on Company Capital Stock and Company Options.

(i) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof: each share of Company Capital Stock (excluding Cancelled Shares, which shall be treated in the manner set forth in Section 1.5(b)(iv)) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right of the holder thereof to receive, upon and subject to the terms set forth in this Section 1.5 and throughout this Agreement (including the indemnification provisions of this Agreement), in each case, based on the allocation set forth in the Spreadsheet (as such term is defined below):

(A) such holder’s respective portion, as set forth in the Spreadsheet, of the number of shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the quotient obtained by dividing (A) the Stock Consideration Value less the Adjustment Holdback Amount, by (B) the Closing Stock Price (the aggregate number of such shares of Parent Common Stock, the “Stock Consideration”);

(B) such holder’s respective portion of an amount of cash equal to $11,000,000 minus the Option Consideration, minus the Carve Out Plan Completion (the “Cash Consideration”); and

(C) such holder’s respective portion of the Adjustment Holdback Stock (if any) after the Closing if payable subject to and in accordance with Section 1.7.

(ii) Treatment of Company Options. At the Effective Time, each Company Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and held immediately prior to the Effective Time by an Optionholder shall, without any action on the part of Parent, Merger Sub or the Company, be cancelled and converted into the right of the holder thereof to receive, in consideration of the cancellation of such Company Option, and contingent upon the holder thereof executing and delivering an option cancellation agreement in the form attached hereto as Exhibit E (each an “Option Cancellation Agreement”) an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company Option, multiplied by (B) the excess, if any, of the Per Share Amount of the Company Common Stock over the applicable exercise price under such Company Option, subject to any required withholding of Taxes (such consideration, the “Option Consideration”).

(iii) Cancelled Options. Notwithstanding the foregoing, each Company Option (whether vested or unvested) with a per share exercise price greater than or equal to the Per Share Amount (each, a “Cancelled Option”) shall be cancelled at the Effective Time for no consideration or payment. No outstanding Company Option shall be assumed, substituted or continued by the Parent. The Company shall take all action necessary to effectuate the treatment of Company Options pursuant to this Section 1.5(b)(ii).

(iv) Cancelled Shares. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(c) Merger Consideration. At the Closing:

(i) Parent shall deposit the Cash Consideration with the Paying Agent and issue to and deposit the Stock Consideration with the Exchange Agent, in each case, for the benefit of the Stockholders, free of any withholding on account of Taxes, subject to the terms of this Agreement (without giving effect to the Merger Consideration adjustment pursuant to Section 1.7) and the Agent Agreement. The transfer of the Cash Consideration to the Paying Agent and the Stock Consideration to the Exchange Agent, in each case, at the Closing, shall be deemed full and complete satisfaction of Parent’s payment obligations under this Agreement with respect to the Cash Consideration and the Stock Consideration, respectively.

(ii) Parent shall pay the Option Consideration payable at the Closing pursuant to Section 1.5(b)(ii) to each applicable Optionholder who has executed and delivered to Parent an Option Cancellation Agreement.

(iii) Notwithstanding the foregoing, any Option Consideration payable in respect of Section 102 Options or Section 3(i) Options and any Cash Consideration or Stock Consideration payable in respect of Section 102 Shares shall be, at the Closing, transferred through the Paying Agent to the 102 Trustee for the benefit of the beneficial owners thereof, and be released by the 102 Trustee to each beneficial holder of such Section 102 Options, Section 3(i) Options or Section 102 Shares, as applicable, in accordance with the agreement with the 102 Trustee, applicable Legal Requirements, Section 102 (including the completion of any required trust period under Section 102), Section 102 Tax Ruling and the Interim Section 102 Tax Ruling, if obtained.

(d) No Further Ownership Rights in Company Capital Stock. The amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

1.6 Spreadsheet. The Company has delivered to Parent a spreadsheet attached hereto as Annex B (the “Spreadsheet”) setting forth the following information, accompanied by documentation reasonably satisfactory to Parent in support of the calculation of the information set forth therein:

(a) the calculation of Stock Consideration Value, including a separate line item for each adjustment thereto in accordance with the definition of “Stock Consideration Value” hereunder (including the Closing Net Working Capital, the Net Working Capital Surplus, if any, the Net Working Capital Shortfall, if any, the Closing Cash, the Closing Indebtedness, the Transaction Expenses, each as of immediately prior to the Effective Time, and the resulting calculation of the Stock Consideration);

(b) the calculation of the Per Share Amount;

(c) with respect to each Stockholder: (i) the name, known address and known e-mail address of such holder, (ii) whether such holder is a current or former employee of the Company, (iii) the number, class and series of shares of Company Capital Stock held by such holder and whether such shares of Company Capital Stock are Section 102 Shares, (iv) the gross consideration that such holder is entitled to receive pursuant to Section 1.5(b)(i), and (v) its Stockholder Pro Rata Portion; and

(d) with respect to each Optionholder: (i) the name, address and e-mail address of such holder, (ii) whether such holder is an Employee the Company, (iii) the exercise price and the number and class of Company Capital Stock issuable upon exercise of any Company Options held by such Optionholder and whether such Company Options are Section 102 Options and the applicable sub-section of Section 102, (iv) the gross consideration that such holder is entitled to receive pursuant to Section 1.5(b)(ii), and (v) its Equityholder Pro Rata Portion.

1.7 Merger Consideration Adjustment.

(a) No later than the 90th calendar day following the Closing Date, Parent shall deliver to the Stockholder Representative a statement (the “Final Net Working Capital Certificate”), certified as true and correct as of such date by an authorized representative of Parent, setting forth in reasonable detail, using the same methodologies and accounting practices and principles applied on a consistent basis by the Company prior to the Closing as the line items comprising the Closing Net Working Capital as set forth in the definition of Closing Net Working Capital, Parent’s good faith calculation of (i) the Closing Net Working Capital and the Net Working Capital Shortfall or the Net Working Capital Surplus, as applicable, (ii) the Closing Indebtedness and Closing Cash, and (iii) the Transaction Expenses unpaid as of the Closing, and the calculation of the difference between such items detailed in clause (i) through (iii), as applicable, in the Spreadsheet and in the Final Net Working Capital Certificate, if any. Upon reasonable request, Parent will provide the Stockholder Representative and its advisors reasonable access to the relevant financial records of the Company, including relevant work papers and back-up materials and such other information and materials as reasonably requested by the Stockholder Representative, that are relevant to the determination of the amounts set forth in Final Net Working Capital Certificate until the 30th calendar day following the receipt by the Stockholder Representative of the Final Net Working Capital Certificate and during the Accounting Arbitrator process. If the Stockholder Representative disagrees with any of the amounts set forth in the Final Net Working Capital Certificate, the Stockholder Representative shall notify Parent of such disagreement by the 30th calendar day following receipt by the Stockholder Representative of the Final Net Working Capital Certificate, which written notice shall set forth each such disagreement in reasonable detail (“Disagreement Notice”). If the Stockholder Representative fails to deliver a Disagreement Notice by such time, the Stockholder Representative shall be deemed to have accepted the amounts set forth in the Final Net Working Capital Certificate as delivered by Parent. The Stockholder Representative and Parent shall negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing by the Stockholder Representative and Parent shall be final and binding. The date of any express or deemed acceptance of the Final Net Working Capital Certificate or the final resolution of all disputes in regard thereto pursuant to this Section 1.7 shall be the “Determination Date.”

(b) If the Stockholder Representative and Parent are unable to resolve any disagreement as contemplated by this Section 1.7 by the 30th calendar day following receipt by Parent of a Disagreement Notice, the Stockholder Representative and Parent shall jointly select a mutually acceptable third party from the Israeli offices of one of the “big four” certified public accounting firm to resolve such disagreement (the firm so retained shall be referred to herein as the “Accounting Arbitrator”), which in the absence of an agreement during such thirty (30) day period shall be Deloitte. The Stockholder Representative and Parent shall instruct the Accounting Arbitrator to accept all items and amounts that are not subject to unresolved disputes in accordance with this Section 1.7 and to resolve only those items and amounts set forth in the Final Net Working Capital Certificate as to which the Stockholder Representative has disagreed pursuant to a Disagreement Notice and the Stockholder Representative and Parent have not resolved their disagreement in accordance with this Section 1.7. The Stockholder Representative and Parent shall be afforded the opportunity to present to the Accounting Arbitrator any material related to the disputed items and to discuss the issues with the Accounting Arbitrator. The Stockholder Representative and Parent shall use commercially reasonable efforts to cause the Accounting Arbitrator to deliver to the Stockholder Representative and Parent, as promptly as practicable, a written report setting forth the resolution of any disagreement determined in accordance with the terms of this Agreement. In making its determination, the Accounting Arbitrator shall (i) be bound by the definition of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses and shall use the same methodologies and accounting practices and principles applied on a consistent basis by the Company prior to the Closing as the line items comprising the Closing Net Working Capital, Closing Cash, Closing Indebtedness or Transaction Expenses as set forth in the respective definitions of such terms under this Agreement, and (ii) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either the Stockholder Representative or Parent or that is less than the lowest value for such amount claimed by either the Stockholder Representative or Parent. Such report shall be final and binding and judgment may be entered on such determination of the Accounting Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced and either party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 1.7(b). The Stockholder Representative, on the one hand, and Parent, on the other hand, shall each bear fifty percent (50%) of the fees, costs and expenses of the Accounting Arbitrator, except in case of fraud or willful misconduct of either Parent or the Stockholder Representative, in which case such party shall be responsible for hundred percent (100%) of such fees, costs and expenses. The portion of the fees, costs and expenses of the Accounting Arbitrator, which is deemed attributable to the Representative (solely on behalf of the Indemnifying Parties) shall paid out of the Expense Fund.

(c) The “Adjustment Amount” shall mean (i) the Net Working Capital Shortfall or Net Working Capital Surplus (as finally determined in accordance with Sections 1.7(a) and 1.7(b)), plus (ii) the estimated Closing Indebtedness as provided in the Spreadsheet minus the Closing Indebtedness (as finally determined in accordance with Sections 1.7(a) and 1.7(b)), plus (iii) the Closing Cash (as finally determined in accordance with Sections 1.7(a) and 1.7(b)) minus the estimated Closing Cash as provided in the Spreadsheet, plus (iv) the estimated Transaction Expenses as provided in the Spreadsheet minus the Transaction Expenses (as finally determined in accordance with Sections 1.7(a) and 1.7(b) and including, for the avoidance of doubt, any amounts paid by Parent pursuant to Section 5.1(g)).

(d) If the Adjustment Amount as finally calculated in accordance with this Section 1.7 is a positive number, then, within five (5) Business Days from the Determination Date, Parent shall issue to the Exchange Agent, for further distribution to the Stockholders in accordance with the terms hereof and the Agent Agreement, in each case, in accordance with the allocation set forth in the Spreadsheet: (i) the number of shares of Parent Common Stock equal to the Adjustment Holdback Stock Cap, plus (ii) the number of shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to (A) the Adjustment Amount, divided by (B) the Closing Stock Price. It is clarified that in no event shall Parent issue pursuant to subsection (ii) of this Section 1.7(d) an amount of Parent Common Stock exceeding the Adjustment Holdback Stock Cap.

(e) If the Adjustment Amount as finally calculated in accordance with this Section 1.7 is a negative number (the absolute value of such number, the “Downward Adjustment Amount”) then: (i) if the Downward Adjustment Amount is equal to or less than $[***], then, within five (5) Business Days from the Determination Date, Parent shall issue to the Exchange Agent, for further distribution to the Stockholders in accordance with the terms hereof and the Agent Agreement, in each case, in accordance with the allocation set forth in the Spreadsheet, the number of shares of Parent Common Stock equal to the Adjustment Holdback Stock Cap, and (ii) if the Downward Adjustment Amount is greater than $[***], then Parent shall not issue any shares of Parent Common Stock pursuant to this Section 1.7(e).

(f) Any Parent Common Stock issued pursuant to this Section 1.7 (the “Adjustment Holdback Stock”) will be treated as adjustments to the Merger Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.

1.8 Withholding.

(a) (i) Except as otherwise set forth in this Agreement, the Company, Parent, the Surviving Corporation, the Paying Agent, the Exchange Agent and the 102 Trustee (each, a “Payor”), shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. and/or Israeli Tax law or under any U.S. and/or Israeli Legal Requirements or applicable Orders, and to be provided any necessary U.S. Tax forms, including a valid IRS Form W-9 and any similar necessary information. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(ii) Without limiting the generality of the foregoing, the parties hereto agree that no withholding or a reduced amount of withholding under Israeli Tax laws will be made from any consideration payable or otherwise deliverable hereunder to any Stockholder or Optionholder if such person provides the Parent with a Valid Withholding Certificate, at least five (5) Business Days prior to the time such payment of consideration is to be made. A “Valid Withholding Certificate” means a certificate, ruling, approval or any other written instructions issued by the ITA applicable to the consideration to be received by the applicable payee indicating that no withholding (or reduced withholding or any other instructions regarding withholding) of Israeli Tax is required with respect to the holder of such certificate, ruling or approval in form and substance reasonably satisfactory to Parent. For the avoidance of doubt, the Section 102 Tax Ruling, Interim Section 102 Tax Ruling, Section 104H Tax Ruling and Section 104H Interim Ruling shall be deemed a Valid Withholding Certificate.

(iii) Notwithstanding anything else to the contrary in this Agreement, a Payor shall be entitled to withhold Israeli Taxes with respect to the consideration payable for Section 102 Securities or Company Options granted under Section 3(i) of the ITO, on the 16th calendar day of the calendar month following the month during which the Closing occurs, unless the Section 102 Tax Ruling or Interim Section 102 Tax Ruling are provided prior to such time, and in such case, the Payor shall act in accordance with the Section 102 Tax Ruling or Interim Section 102 Tax Ruling, as applicable.

(b) For the avoidance of doubt, the Exchange Agent or the Paying Agent, as applicable, shall not be required to transfer any portion of the Merger Consideration to any payee, unless (i) a Valid Withholding Certificate providing for a full exemption is delivered to the Exchange Agent or the Paying Agent, as applicable, by such person or that the applicable amounts required to be withheld are paid by such person, and (ii) with respect to each Optionholder, Parent has confirmed to the Paying Agent in writing Parent’s receipt of the respective duly executed Option Cancellation Agreement covering all such Optionholder’s Company Options cancelled pursuant to Section 1.5(b)(ii). For the avoidance of doubt, the Exchange Agent or the Paying Agent, as applicable, shall not withhold any taxes until such time as such person instructs the Exchange Agent or the Paying Agent, as applicable, to transfer its respective portion of the Merger Consideration unless such person delivers a Valid Withholding Certificate, provided that following 180 days from the Closing Date, and failing the delivery of such Valid Withholding Certificate, the Exchange Agent or the Paying Agent, as applicable, shall have, in its sole discretion, the authority but not the obligation to withhold any Taxes at the applicable rate, and consequently transfer to such person its respective amount of Merger Consideration less such numbers of shares that represent the amount that was withheld at the source, and further provided that, to the extent that an Optionholder fails to deliver a duly executed Option Cancellation Agreement to Parent within 180 days from the Closing Date, the Paying Agent shall continue to hold such Optionholder’s portion of the Option Consideration until instructed otherwise by the Stockholder Representative. Notwithstanding anything else to the contrary in this Agreement or elsewhere, the parties hereto agree and acknowledge that no deduction or withholding of Israeli Taxes is required in connection with any payment payable under this Agreement to a non-Israeli Optionholder that holds Company Options granted in connection with employment or engagement performed solely outside of Israel with the Company who executed and delivered a Declaration of Status for Israeli Income Tax Purposes satisfactory to Parent in the form attached to the Option Cancellation Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, if the Section 104H Tax Ruling or the Section 104H Interim Ruling shall be received and delivered to Parent prior to the applicable withholding date in form and substance reasonably acceptable to Parent, then the provisions of the Section 104H Tax Ruling or the Section 104H Interim Ruling, as the case may be, shall apply and all applicable withholding procedures with respect to any Electing Holders shall be made in accordance with Section 104H of the ITO, the provisions of the Section 104H Tax Ruling or Section 104H Interim Ruling, as the case may be.

1.9 Intended Tax Treatment . For all U.S. federal and all applicable state and local income Tax purposes the parties hereto agree as follows (a) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (b) the parties hereto shall prepare all U.S. federal and applicable U.S. state and local income Tax Returns, books, records, and filings in a manner consistent with the Intended U.S. Tax Treatment of the Merger, including the filing of the statements required by Treasury Regulation Section 1.368-3, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code a determination, and (c) except as explicitly set forth herein, commencing on the date hereof and ending on the 2nd anniversary of the Closing, no Party shall take any action (or shall allow any of its Affiliates to take any action) that could reasonably be expected to undermine the Intended U.S. Tax Treatment. Parent and its Affiliates, on one hand, and the Company on the other hand, acknowledge that the Parent and its Affiliates and the Company and the securityholders of the Company are relying solely on their own Tax advisors in regarding the Tax treatment of the Merger and the other Transactions.

1.10 Tax Rulings.

(a) The Company, in coordination with the Parent, following the date hereof will file with the ITA an application for a ruling (in a form and substance acceptable to Parent) confirming, among others, that: (i) the Parent and anyone acting on its behalf shall be exempt from withholding tax in relation to payments made under this Agreement in relation to Section 102 Options, Section 3(i) Options and Section 102 Shares; and (ii) the deposit with the 102 Trustee of the Option Consideration and payments of any consideration for Section 102 Shares will not constitute a violation of Section 102 of the ITO (“Section 102”) and (iii) the tax event shall be deferred to the future sale of any equity payment under this Agreement; (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Section 102 Tax Ruling”). It is clarified that the application mentioned above shall not preclude any further applications by the Company for rulings relating to other matters unless agreed otherwise in writing between the parties (except the Stockholder Representative). The Company shall cause its legal counsel, accountants and other advisors, to coordinate all activities in relation to preparation and filing of such application and obtaining the Section 102 Tax Ruling with the Parent and its legal counsel, including any written or oral submissions, meetings with the tax authorities, as may be necessary proper and advisable. Subject to the terms and conditions hereof, the Company promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable law to obtain the Section 102 Tax Ruling as promptly as practicable. In the event that it becomes apparent that the Section 102 Tax Ruling will not be received prior to Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming among others that the Parent and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made to holder of Section 102 Options, Section 3(i) Company Options and Section 102 Shares (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Section 102 Tax Ruling”). The final text of the Section 102 Tax Ruling and the Interim Section 102 Tax Ruling, including applications and appendices thereof, shall in all circumstances be subject to the prior written confirmation of Parent or its counsel which shall not be unreasonably delayed or withheld.

(b) Section 104H Tax ruling. The Company and the Stockholders may prepare and file with the ITA an application for a ruling permitting any of the Stockholders, who elect to become a party to such a tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax with respect to the Stock Consideration such Electing Holder will receive pursuant to this Agreement until the date set forth in Section 104H of the ITO (the “Section 104H Tax Ruling”). The Parent shall cooperate with the Company, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Section 104H Tax Ruling. Subject to the terms and conditions hereof, the parties (except for the Stockholder Representative) shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Section 104H Tax Ruling, as promptly as practicable (and in the event that it becomes apparent that the Section 104H Tax Ruling will not be received prior to Closing, the Company and the Stockholders shall seek to receive prior to the Closing an interim tax ruling, which ruling may be subject to customary conditions regularly associated with such a ruling (the “Interim Section 104H Tax Ruling”)). The final text of the Section 104H Tax Ruling and the Interim Section 104H Tax Ruling, including applications and appendices thereof, shall in all circumstances be subject to the prior written confirmation of Parent or its counsel which shall not be unreasonably delayed or withheld.

1.11 Taking of Further Action . If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Company, Parent and the officers and directors of each of the Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Subject to any disclosure set forth in (i) the specific section, subsection or subclause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this Article II, or (ii) any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is reasonably apparent from a reading of such disclosure that it applies to such other section, subsection or subclause of this Article II, the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted and as currently contemplated to be conducted except where the failure to be so qualified and licensed to do business or be in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to result in a Company Material Adverse Effect. The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and every jurisdiction in which the Company and its Subsidiaries have Employees or facilities or otherwise conduct business as of the date hereof. The operations now being conducted by the Company and its Subsidiaries are not now and have never been conducted by the Company or any of its Subsidiaries under any other name. Section 2.1 of the Disclosure Schedule sets forth all outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

2.2 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other Transactions to which it is a party. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other Transactions to which it is a party have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Merger or any other Transactions to which it is a party. The Requisite Stockholder Vote is the only vote of the holders of any class of capital stock of the Company required under applicable Legal Requirements, Delaware Law and the Charter Documents to legally adopt this Agreement and approve the Merger and the other Transactions to which the Company is a party. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).

2.3 Governmental Approvals and Consents. Other than as set forth in Section 2.3 of the Disclosure Schedule, no consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Group Companies in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Merger or any other Transactions to which it is a party, except for (a) such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.4 No Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Merger or any other Transactions to which it is a party, will not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Charter Documents or (ii) any Company Contract or (b) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) any Legal Requirement or Order applicable to any Group Company or any of its properties or assets (whether tangible or intangible). Section 2.4 of the Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals of parties to any Contracts of any Group Company as are required thereunder in connection with the Merger and the other Transactions to which the Company is a party, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Group Companies under such Contracts from and after the Effective Time.

2.5 Company Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 88,439,121 shares of Company Common Stock, of which 12,794,687 shares are issued and outstanding on the date hereof, (ii) 8,110,301 shares of Series Seed Preferred Stock, all of which are issued and outstanding on the date hereof, (iii) 20,364,825 shares of Series A Preferred Stock, all of which are issued and outstanding on the date hereof, (iv) 4,339,542 shares of Series A-1 Preferred Stock, of which 4,339,467 shares are issued and outstanding on the date hereof, (v) 20,110,667 shares of Series B Preferred Stock, of which 13,689,709 shares are issued and outstanding on the date hereof, (vi) 8,882,430 shares of Series B-1 Preferred Stock, of which 8,866,678 shares are issued and outstanding on the date hereof, and (vii) 4,598,479 Series C Preferred Stock of the Company, all of which are issued and outstanding on the date hereof having been issued immediately prior to the Closing pursuant to the terms of the Advance Investment Agreement (the shares of Series Seed Preferred Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock, collectively, the “Company Preferred Stock”). As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held and the class and/or series of such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable.

(b) All outstanding shares of Company Capital Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. The Company has not suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Common Stock, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding. True, correct and complete copies of all agreements and instruments relating to any securities of the Company to which the Company is a party have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent.

(c) Except for the Company Option Plan and the Carve Out Plan, neither the Company nor any of its Subsidiaries have ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Company has reserved 7,654,225 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company pursuant to awards granted under the Company Option Plan, of which (i) 6,689,857 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Company Option Plan, (ii) 222,687shares have been issued upon the exercise of options granted under the Company Option Plan, and (iii) 741,681 shares remain available for issuance pursuant to future grants. Each Company Option granted to US persons was originally granted with an exercise price at least equal to the fair market value of a share of Company Common Stock on the date of grant. The terms of the Company Option Plan and the applicable agreements for each Company Option allow for the treatment of Company Options, as applicable, as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Company Option Plan have been made available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof made available. Except as set forth in Section 2.5(c) of the Disclosure Schedule, all Company Options were granted to individuals who were employees, contractors or non-employee directors of the Company or a Subsidiary of the Company at the time of grant.

(d) Section 2.5(d) of the Disclosure Schedule sets forth for each outstanding Company Option (whether promised or granted) or other awards exercisable for, convertible into, or comprising Company Common Stock or any other class of shares, reserved for issuance under the Company Option Plan, the following information: (i) the name of the holder of such options or rights; (ii) the type of the option; (iii) the number of Company Common Stock issuable upon the exercise of such option; and (iv) the exercise price, vesting commencement date, vesting schedule, expiration dates, whether each such option was granted and is subject to tax pursuant to Section 3(i) of the ITO or Section 102. Other than the Company Option Plan and as set forth in Section 2.5(d) of the Disclosure Schedule, no share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event. The Company has never adjusted or amended the exercise price of any Company Options previously granted, whether through amendment, cancellation, replacement grant, repricing or other means. Except for the Company Option Plan, the Company has never adopted or maintained any share option plan or other plan providing for equity compensation to any person, and there are no plans or other arrangements in effect providing for share options, share purchases, restricted shares, share appreciation rights or other equity or equity-based compensation in the Company.

(e) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) except as set forth in the Carve Out Plan, the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(f) Except as set forth in Section 2.5(a) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity- or equity-based compensation rights of the Company (in each case, whether payable in shares, cash or otherwise) to which the Company is a party or which are otherwise binding on the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party or which are otherwise binding on the Company, and there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.

(g) No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, and there is no basis for, any liability of the Company to any current, former or alleged holder of securities of the Company in such Person’s capacity (or alleged capacity) as a holder of such securities, whether related to the Merger or otherwise.

(h) There are no outstanding Indebtedness from the Company to Stockholders.

(i) The information contained in the Spreadsheet will be true, correct and complete as of the Closing Date and the calculations performed to compute the information contained therein will be accurate and in accordance with applicable Legal Requirements, the terms of this Agreement, the Charter Documents and all other agreements and instruments among the Company and/or any of the Stockholders, and no Stockholder will be entitled to any amounts except as provided in the Spreadsheet.

2.6 Company Subsidiaries. Except for its wholly owned subsidiary, Neura Labs Ltd. (the “Israeli Subsidiary”), the Company does not own, or have any interest in any shares or have any ownership interest in, any other Person.

2.7 Company Financial Statements; Internal Financial Controls.

(a) Section 2.7(a) of the Disclosure Schedule sets forth the Company’s audited consolidated balance sheets as of December 31, 2020 (the “Balance Sheet Date”) and each of the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (collectively referred to as the “Financials”). The Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Books and Records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financials are consistent with such Books and Records.

(b) The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company as of the Balance Sheet Date, indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company.

2.8 No Undisclosed Liabilities. Other than as set forth in Section 2.8 of the Disclosure Schedule, the Group Companies do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured, known, unknown or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP) (a “Liability”), except for those which (a) have been reflected in the Financials, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date or (c) constitute Transaction Expenses. Except for Liabilities reflected in the Financials, the Company does not have any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Group Companies. The Group Companies have not guaranteed any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Financials have been established in accordance with GAAP as consistently applied by the Company for pre-Closing periods and are adequate.

2.9 No Changes. Since the Balance Sheet Date no Company Material Adverse Effect has occurred or arisen.

2.10 Taxes.

(a) Tax Returns and Payments. Each Tax Return required to be filed by or on behalf of the Group Companies with any Governmental Entity: (i) has been or will be filed on or before its applicable due date (including any approved extensions of such due date); and (ii) has been, or will be when filed, accurately and completely prepared in all respects in compliance with all applicable Legal Requirements. All Taxes required to be paid by the Group Companies have been or will be timely paid (whether or not shown, or required to be shown, on any Tax Return). The Group Companies have delivered or Made Available to Parent accurate and complete copies of all Tax Returns filed for the calendar years 2017 and onwards. In addition, the Group Companies have Made Available to Parent correct and complete copies of written communications to, or received by any Group Company from, any Governmental Entity including Tax rulings and Tax decisions, and all Tax opinions and legal memoranda and similar documents for the Company or its Israeli Subsidiary for all taxable periods since their incorporation. The Group Companies are not the beneficiary of any extension of time within which to file any Tax Return (other than ordinary course extensions). All Tax Returns filed by the Group Companies were and remain complete, accurate and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, profits, gain, credits, net operating losses, carrybacks and carryforwards (and any limitations thereupon), business, assets, operations, activities, status and other matters of the Group Companies and any other information required to be shown thereon. The Group Companies have never taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of any provision of any Tax law.

(b) Audits; Claims; Etc. Other than as set forth in Section 2.10(b) of the Disclosure Schedule, no Tax Return of any Group Company for which the statute of limitation has not yet elapsed nor Taxes payable by any Group Company has ever been the subject of a proceeding, enquiry, examination, deficiency or assessment by any Governmental Entity. No Group Company has received from any Governmental Entity any written: (i) notice indicating an intent to open a Tax audit or other review of its Tax Returns; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No claim or legal proceeding is pending or threatened against any Group Company in respect of any Tax (including any Tax filing or Tax reporting obligation). No issue has been subject to a discussion held between a Group Company and a Tax authority, or has been raised by a Tax authority, in any prior examination of a Group Company. There are no Liens for Taxes upon any of the assets of any Group Company except Liens for current Taxes not yet due and payable or that are being contested and for which adequate reserves have been made. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that would remain in force after the Closing Date.

(c) Tax Deficiencies. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any Group Company with respect to any Tax.

(d) Distributed Stock. No Group Company has distributed stock of another Person, and no Group Company had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(e) Sales Tax. The Group Companies have complied in all respects with all procedures related to the collection and remittance of sales, use, value added, GST, ad valorem, personal property and similar Taxes (“Sales Taxes”).

(f) Adjustment in Taxable Income. No Group Company is currently, and no Group Company will be, for any period for which a Tax Return has not been filed, required to include any material amount of income in a taxable period (or portion thereof) commencing after the Closing Date as a result of any adjustment in taxable income for any taxable period (or portion thereof) ending on or before the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or non-U.S. Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g) Gain Recognition Agreements. The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(h) Section 280G There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of a Group Company to which a Group Company is a party or by which any Group Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts as in effect on the date hereof, could reasonably be expected to, as a result of the Transactions, give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(i) Section 4999. There is no agreement, plan, arrangement or other Company Contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

(j) Tax Indemnity Agreements. No Group Company currently is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (in each case, except for any agreement or Contract the principal purpose of which is not related to Tax, such as a financing or leasing arrangement, a “Tax Indemnity Agreement”). The Company does not have any liability for Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Legal Requirements), as a transferee or successor, by Contract (other than a Contract the principal purpose of which is not related to Tax, such as a financing or leasing Contract) or by operation of law.

(k) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which each Group Company is required to file a Tax Return other than the jurisdictions in which such Group Company has filed Tax Returns. No Group Company is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No written claim has ever been made by a Governmental Entity in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(l) Transfer Pricing. The Group Companies are in compliance in all respects with all applicable transfer pricing laws and Legal Requirements. The prices for any property or services (or for the use of any property) provided by or to the Group Companies are in all respects arm’s length prices for purposes of all applicable transfer pricing laws, including Section 85A of the ITO, and the Group Companies comply, and have always been compliant, with the requirements of Section 85A of the ITO and the regulations promulgated thereunder and Section 482 of the Code and the Treasury Regulations promulgated thereunder.

(m) Tax Shelters; Listed Transactions. The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Section 6662 of the Code and the Treasury Regulations promulgated thereunder. The Company has never participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(C) of the Code or Treasury Regulations Section 1.6011-4(b). The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Legal Requirements).

(n) Section 83(b). Except as set forth in Section 2.10(n) of the Disclosure Schedule, no Person holds, or has ever acquired, shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(o) Withholding. The Company and the Israeli Subsidiary: (i) have complied in all respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable non-U.S. Legal Requirement); (ii) have, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages and/or consulting compensation and/or any other payment to employees, independent contractors, officers, directors, consultants, lenders (which for avoidance of doubt, shall include any conversion of any convertible instrument or loans in to shares or other securities), shareholders and any other Person, and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) have timely filed all withholding Tax Returns, for all periods.

(p) Change in Accounting Methods. No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed prior to the Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Legal Requirement) with respect to a transaction occurring prior to the Effective Time; (iv) installment sale or open transaction disposition made prior to the Effective Time; (v) prepaid amount received or deferred revenue accrued on or prior to the Effective Time; (other than such amounts if any, to the extent received in the ordinary course of the business of the Company); or (vi) election pursuant to Section 108(i) of the Code made prior to the Effective Time.

(q) Consolidated Groups. No Group Company has ever been a member of an affiliated, combined, consolidated or unified group (including within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) and has never been a party to any joint venture, partnership, or other agreement that could reasonably be expected to be treated as a partnership for U.S. federal income tax purposes.

(r) U.S. Real Property Holding Corporation. The Company is not, and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under Section 897(i) of the Code.

(s) PFICs; CFCs. Except for the Israeli Subsidiary, the Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code) (“CFC”), passive foreign investment company (as defined in Section 1297 of the Code) (“PFIC”), or other entity the income of which is required to be included in the income of the Company. The Company is not, and has ever been, a CFC or a PFIC.

(t) Non-U.S. Tax Incentives; Non-U.S. Government Receipts. The Group Companies are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or Order, including any “approved enterprise,” “benefited enterprise” or “preferred enterprise” status (each, a “Tax Incentive”), and have complied with the requirements of any applicable law to be entitled to benefit from such Tax Incentives during all periods for which the Group Companies claimed such Tax Incentives. Parent and its Affiliates will not be liable to any Governmental Entity after the Closing for any amounts benefiting a Group Company before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom). Each Group Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities for which receipts are ordinarily provided. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 2.10(t) do not apply with respect to any U.S. federal, state or local Tax purposes.

(u) COVID-19. No Group Company has deferred or delayed any payroll Taxes pursuant to any COVID-19 Measures or is the beneficiary of any other COVID-19 related tax deferral relief of state and local Governmental Entities.

(v) Section 409A. Each Company Employee Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code), has been maintained, in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder (“Section 409A”) in all material respects. There is no Contract, agreement, plan or arrangement to which any Group Company is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A.

(w) Reserved.

(x) Except as set forth in Section 2.10(x) of the Disclosure Schedule, neither the Company nor the Israeli Subsidiary have received any letter ruling from the IRS, the ITA (or any comparable ruling from any other Governmental Entity), and no request for such a ruling is currently pending.

(y) No Group Company has any unpaid Tax liability as a result of Section 965 of the Code, including by reason of an election pursuant to Section 965(h) of the Code.

(z) Israeli Tax Law

(i) The Company Option Plan qualifies as a capital gains route plan under Section 102(b)(2) of the Israel Tax Ordinance and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All grants of Company Options subject to Section 102 were issued under the Company Option Plan and were and are currently in compliance with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, including the filing of the necessary documents with the ITA, the grant of Company Options subject to Section 102 only following the lapse of the required 30 day period from the filing of the Company Option Plan with the ITA, the receipt of the required written consents, and the appointment of an authorized trustee and no notice or action has been threatened against the Company or the Israeli Subsidiary (nor is the Company or the Israeli Subsidiary aware of a reasonable basis for an action against the Company or the Israeli Subsidiary) with respect to the failure of the Company or the Israeli Subsidiary to comply with such requirements.

(ii) The Israeli Subsidiary is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”). The Israeli Subsidiary (i) is not and has never been subject to any circumstances where it can reasonably be expected that there will not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by the Israeli Subsidiary, (ii) has collected and timely remitted to the relevant Tax authority all output VAT which it is required to collect and remit under any applicable law, and (iii) has not received a refund for input VAT for which it is not entitled under any applicable law.

(iii) Neither the Company nor the Israeli Subsidiary (i) are participating in or have undertaken any transaction which requires special reporting under Sections 131(g) of the ITO and the Israel Income Tax Regulations (Planning Requiring Reporting) 2006 promulgated therein; (ii) received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the ITO, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, and (iii) participated in any transaction that is the same as or substantially similar to one of the types of transactions that the ITA has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a reportable transaction pursuant to the ITO and the regulations promulgated thereunder.

(iv) The Israeli Subsidiary is not subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any tax ruling made with reference to the provisions of Part E2 of the ITO.

(v) The Israeli Subsidiary is not and has not been a “real property” Company (Igud Mekarkein) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase) 1963.

2.11 Real Property. No Group Company owns any real property, nor has any Group Company ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from any Group Company or otherwise used or occupied by the Group Companies (collectively, the “Leased Real Property”). Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (collectively, the “Lease Agreements”). The Group Companies currently occupy all of the Leased Real Property for the operation of their business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Group Companies do not owe brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Group Company have performed all of their respective obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Group Companies’ business. There has been no rent deferred under any Lease Agreement due to the COVID-19 pandemic or otherwise that is currently unpaid or outstanding. Neither the operation of the Group Companies on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

2.12 Tangible Property. The Group Companies have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Financials, (b) Liens for Taxes not yet due and payable and for which there are adequate accruals, in accordance with GAAP, and (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The material items of equipment owned or leased by the Group Companies (i) are adequate for the conduct of the business of the Group Companies as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13 Intellectual Property.

(a) Disclosures. The Disclosure Schedule accurately identifies and describes: (i) in Section 2.13(a)(i) of the Disclosure Schedule, each Company Product (by name, version number, and other appropriate identifiers), and (ii) in Section 2.13(a)(iii) of the Disclosure Schedule, for each domain name registration constituting Group IP, the applicable domain name registrar, the renewal or expiration date for the registration, and name of the registrant.

(b) Standard Form IP Contracts. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.

(c) IP Ownership. The Company exclusively owns or has the valid right, title and interest to use and exploit the Company IP set forth under Part A of Section 2.13(c) of the Disclosure Schedule, in each case, free and clear of any Liens. The Israeli Subsidiary exclusively owns or has the valid right, title and interest to use and exploit the Subsidiary IP set forth under Part B of Section 2.13(c) of the Disclosure Schedule. None of the Company IP (or any part thereof), directly or indirectly, results from, is based upon, derived from, uses, incorporates or constitutes an improvement or modification of, any Subsidiary IP. None of the Subsidiary IP (or any part thereof), directly or indirectly, results from, is based upon, derived from, uses, incorporates or constitutes an improvement of modification of, any Company IP. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect and maintain the rights of the Company or the Israeli Subsidiary, as applicable, in the Company IP or the Subsidiary IP, as applicable, that is Registered IP have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity or registrar;

(ii) each current and former Employee, consultants, independent contractors, and any other individuals or entities (including the Group Company’s officers, directors and advisors), who is or was involved in the authorship, invention, creation, conception or development of any Intellectual Property for or on behalf of the Company or the Israeli Subsidiary (each, an “IP Contributor”) has entered into a valid and enforceable written agreement (A) sufficient to irrevocably assign all such Intellectual

Property Rights relating to such Intellectual Property to the Company (or with respect to Israeli Employees, to the Israeli Subsidiary), and, with respect to IP Contributors, irrevocably waive all non-assignable rights, including all moral rights and rights to receive royalties in connection therewith, including, with respect to employees of the Israeli Subsidiary under the Israeli Patent Law, 1967 (including, without limitation, Section 134 thereof as applicable) and/or other applicable law, and all amounts due and payable by the Company in consideration for such assignments and waivers have been paid in full, and (B) containing confidentiality provisions protecting the Group IP, with each such agreement entered into by an employee IP Contributor in the form of Company’s Employee Proprietary Information Agreement (a copy of which has been Made Available).

(iii) other than as set forth in Section 2.13(c)(iii) of the Disclosure Schedule (and, for the avoidance of doubt, without such disclosure limiting or restricting the representations and warranties contained in Section 2.13(c)(iv)), no former or current employee, officer or consultant of any Group Company (including the Founders) has specifically excluded works or inventions made prior to his or her employment or engagement with the applicable Group Company from his or her assignment of inventions pursuant to the proprietary information agreement of such employee, officer or consultant;

(iv) the Group Companies are not utilizing and it will not become necessary to utilize any Intellectual Property relating to the Group Companies’ business created by the Founders or former founders, Employees or consultants, prior to the inception of the Company or prior to their commencement of employment or engagement with the applicable Group Company other than those that have been dully and irrevocably assigned to the applicable Group Company;

(v) no Employee, former employer of any Employee or any other Person has claimed in writing, or, to the Company’s Knowledge, has reason to claim, any right or interest to or in any Group IP and has not threatened or asserted in writing any claim for consideration, compensation or royalty payments (including with respect to the Israeli Subsidiary’s employees, claims pursuant to Section 134 to the Israeli Patents Law, 1967) or any claims for “moral rights” (as defined in the Israeli Copyright Law, 2007) in connection with any Group IP;

(vi) all amounts payable by the Group Companies to the IP Contributors have been paid in full, other than amounts that are currently due in the ordinary course of business and consistent with prior practice;

(vii) the Group Companies are not utilizing (A) any Intellectual Property or Intellectual Property Rights authored, invented, created, conceived or developed by any Persons that they currently intend to hire, or (B) any confidential information of any (1) Employees or (2) to the Company’s Knowledge, of other Persons to which Employees were exposed, prior to their employment by the Group Companies. No IP Contributor has engaged with, performed services for or otherwise was under restrictions resulting from his/her/its relations with any government, university, college, other educational institution, research center, Israel Defense Force, or other third party during a period of time during which such IP Contributor was involved in, or contributed to the creation or development of any of the Group IP in a manner that could adversely affect or limit any right of the Group Companies in or to the Group IP;

(viii) to the Knowledge of the Company, no IP Contributor is in breach of any Contract with any former or concurrent employer or other Person concerning its confidential information or Intellectual Property Rights;

(ix) the Company has taken reasonable steps to maintain the confidentiality of all proprietary information held by the Company, or purported to be held by the Company, as a trade secret, including any confidential information or trade secrets provided to the Company by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality Contract or Legal Requirement restricting the disclosure and use of such proprietary information;

(x) the Company has not granted any exclusive rights of any kind, assigned or otherwise transferred ownership of, or agreed to grant exclusive rights of any kind, assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

(xi) the Company has not made commitments, promises, submissions, suggestions, statements or declarations (including any membership commitments or other commitments, promises, submissions, suggestions, statements or declarations that require or obligate the Company to grant or offer to any other Person any license or right to any Group IP or otherwise impair or limit the respective Group Company’s control of any of their respective Group IP) to any standards-setting bodies, industry groups or other similar organizations, including non-profit institution or organization whose primary purpose is to create or foster the creation of Open Source Software (“Standards Organizations”), and no copyright included in the Group IP (A) is subject to any commitment that requires the grant of any license or other right to any Person or otherwise limit each Group Company’s control of its respective Group IP or (B) has been identified by the Company or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization. The Group Companies have not participated in any Standards Organizations in a manner that requires or obligates the Group Companies to grant or offer to any other Person any license or right to any Group IP;

(xii) no Person that has licensed or provided Licensed IP to any Group Companies has retained or obtained sole ownership of, or an exclusive license to, any Intellectual Property Rights in any improvements or derivative works that are made solely by a Group Company, or jointly by a Group Company together with any other Person, under such license;

(xiii) all Company IP owned by the Company will be fully transferable and alienable to Israel by the Company at the Closing without restriction, subject to applicable restrictions under applicable export control Legal Requirements;

(xiv) no Group IP owned by the Group Companies is currently subject to any Action that restricts in any manner the use, offer for sale, sale, license, practice and other exploitation thereof or that would reasonably be expected to have any adverse effect on the use, validity or enforceability thereof; and

(xv) each Group Company has the exclusive right to bring an Action against a third party for infringement or misappropriation of its respective Group IP.

(d) Valid and Enforceable. To the Company’s Knowledge, no trademark (whether registered or material unregistered trademark), trade name, domain name or otherwise protected designation (e.g., worktitle) owned or used by the Company conflicts or interferes with any trademark (whether registered or unregistered trademark), trade name or domain name owned, used or applied for by any other Person, and none of the goodwill associated with or inherent in any trademark (whether registered or material unregistered trademark) in which the Company has or purports to have an ownership interest has been impaired or otherwise diluted. Each item of Group IP that is Registered IP is valid, subsisting and enforceable, and is in compliance in all material respects with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Group IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, there is no basis for a claim that any Group IP is invalid or unenforceable. No issuance or registration obtained and no application filed by any Group Company in connection with the Group IP has been cancelled, abandoned, allowed to lapse or not renewed.

(e) Effects of the Merger. Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Merger or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Group IP; (ii) the release, disclosure or delivery of any Group IP by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any Intellectual Property Rights or other proprietary right or interest under, to or in any of the Group IP; or (iv) payment of any royalties or other license fees with respect to Intellectual Property Rights of any other Person in excess of those payable by the Group Companies in the absence of this Agreement or the Transactions.

(f) No Third Party Infringement of Group IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and, to the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating, any Group IP. The Company has not brought any Actions alleging (i) infringement, misappropriation or other violation of any Group IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use any Group IP, and, to the Knowledge of the Company, there do not exist any facts which could currently form the basis of any such Actions. No Group Company has entered into any agreement granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Group IP. Section 2.13(f) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or representatives regarding any actual, alleged or suspected infringement or misappropriation of any Group IP.

(g) Use of Licensed IP. All Licensed IP is validly licensed to the Company.

(h) No Infringement of Third Party IP Rights. The Company is not infringing, misappropriating or otherwise violating, and has never infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and no Company Product has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person. No Action for infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened in writing against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding. Other than as set forth in Section 2.13(h) of the Disclosure Schedule, the Company has not received any written notice or other written communication or, to the Knowledge of the Company, any oral notice or communication (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of any other Person by the Company or otherwise with respect to any Company Product, (B) inviting the Company to license any Intellectual Property Right of any other Person or (C) claiming that any Company Product or the operation of the business of the Company constitutes unfair competition or trade practices under any Legal Requirements.

(i) Use of Open Source Code.

(i) Section 2.13(i)(i) of the Disclosure Schedule accurately identifies and describes each item of Company Software that is distributed as “free software”, licensed under or otherwise subject to any version of the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by, or that meets the Open Source definition promulgated by, the Open Source Initiative (www.opensource.org) (collectively, “Open Source

Software”) that is included, incorporated or embedded in, linked to, combined, distributed, or made available with, or used in the development, delivery or provision of any Company Product and the manner in which such Open Source Software is or has been included, incorporated or embodied in, linked to, combined, distributed or made available with, or used in the development of any Company Product (such description shall include whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company).

(ii) No Group Company has used, modified or distributed any Open Source Software with any Company Product in a manner that: (A) requires (or conditions the use or distribution of such Open Source Software on) the disclosure, licensing or distribution of any source code for any Group IP, Licensed IP or any portion of any Company Product other than such Open Source Software; (B) requires the licensing or disclosure of any Group IP, Licensed IP or any portion of any Company Product other than such Open Source Software, for the purpose of making derivative works; (C) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use or distribute any Group IP, including restrictions on the consideration to be charged for the distribution of any Company Product other than such Open Source Software; or (D) creates obligations for any Group Company with respect to any Group IP or grants to any Person any rights or immunities under any Group IP; or (E) imposes any other limitation, restriction or condition on the right of any Group Company to use or distribute any Company Product other than such Open Source Software.

(iii) The Group Companies have complied and remain in compliance, in all material respects, with all of the terms and conditions of each applicable license for Open Source Software.

(j) No License of Source Code. No source code for any Group IP has been delivered, licensed or made available by the Company to any escrow agent or other Person (other than an Employee within the scope of his duties by or on behalf of the Company), including under any license for Open Source Software. The Group Companies do not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or any other Person who is not, as of the date of this Agreement, a current Employee. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an Employee.

2.14 Government Grants.

(a) Except as set forth in Section 2.14(a) of the Disclosure Schedule: (i) no Group Company has received, nor has it applied for, any Government Grant. None of the products or technology of the Group Companies, nor any product or technology under development by or currently used by the Group Companies, directly or indirectly, is based upon, derived from, uses or incorporates any technology or Intellectual Property that were developed using or derived from funding provided by any Governmental Entity; and (ii) no funding, facilities or resources of any Governmental Entity, university, college, other educational institution or research center were used in the development or creation of any Group IP owned by the Group Companies. No Governmental Entity, university or other Person has any claim of an ownership interest in any Group IP owned by the Group Companies.

(b) Section 2.14(b) of the Disclosure Schedule sets forth a true and complete list of each pending and outstanding Government Grant received or applied for by the Group Companies and includes (i) the aggregate amounts of each Government Grant granted by the IIA (the “IIA Grants”) and each pending Government Grant applied for by each Group Company, (ii) the aggregate outstanding obligations thereunder with respect to royalties or other amounts payable by each Group Company to the IIA, and (iii) the outstanding amounts to be paid by the IIA to the Group Companies under the IIA Grants, if any.

(c) The Group Companies are and have been at all times in compliance with all the terms, conditions, requirements and criteria of any Government Grants and any Legal Requirements (including the Innovation Law), including restrictions on the transfer of know-how and obligations relating to the payment of royalties, and has duly fulfilled the conditions, undertakings, reporting and other obligations relating thereto. No event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to (i) the revocation, withdrawal, suspension, cancellation, recapture or material modification of any Government Grant; (ii) the imposition of any material limitation on any Government Grant or any material benefit available in connection with any Government Grant; (iii) a requirement that the Group Companies return or refund any benefits provided under any Government Grant; or (iv) an acceleration or increase of royalty payments obligation (including total royalty amount and royalty rate), or obligation to pay additional payments to any Governmental Entity, in each case, other than ongoing royalty payments.

(d) No claim or challenge have been made by the IIA with respect to the entitlement of the Israeli Subsidiary to any Government Grants or the compliance with the terms, conditions, obligations or laws relating to the Government Grants and to the Company’s Knowledge, the IIA is not expected to make any claims in connection with the Group Companies’ obligations or restrictions under the Innovation Law. To the Company’s Knowledge, no Group Company is under an audit regarding any Government Grants and there are no pending controversies or disputes with any applicable authority regarding any Government Grants.

(e) The consummation of the Transactions will not affect the continued qualification for the Government Grants received by or applied for by the Group Companies, the terms or duration thereof or require any reimbursement, repayment, refund or cancellation of any previously claimed or received Government Grants.

2.15 IT Assets and Privacy.

(a) Bugs. There have been no claims, in writing, against the Group Companies alleging that the Company Software: (i) contains any bug, defect, vulnerability or error that could reasonably be expected to disrupt the operation of, or have a material adverse effect on the use, functionality, security or performance of, such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, security or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. There are no warranty, indemnification requests or other written claims asserted against the Group Companies related to any Company Software which remain unresolved as of the date hereof.

(b) No Harmful Code. None of the Company Software that is owned by the Group Companies contains any “back door,” “dropdead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Harmful Code”).

(c) No Spyware or Malware. None of the Company Software that is owned by the Group Companies performs the following functions without the knowledge and consent of the owner or user of a computer system or device, other than as referenced under Section 2.15(f)(i) of the Disclosure Schedule: (i) sends information of a user to any Person that is not the Company or affiliated with the Company without the user’s consent; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device without the knowledge of the owner or a user of the computer system or device; (iv) adversely affects or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device without the consent of the owner or authorized user; (vi) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (vii) records a user’s actions without the user’s knowledge; (viii) employs a user’s Internet connection without the user’s consent to gather or transmit information regarding the user, including the user’s behavior. The Group Companies have implemented all reasonably necessary procedures consistent with industry practice that are designed to prevent the foregoing actions.

(d) Company IT Assets. All Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment used in the operation of the Group Companies’ business (collectively, the “Company IT Assets”) are at least adequate for the operation of such business. The Company IT Assets have not materially malfunctioned or failed within the past two years and do not contain any Harmful Code or other Software routines or hardware components that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other Software or systems, or (ii) enable or assist any Person to access without authorization any Company IT Assets. The Group Companies have taken reasonable steps, in accordance with industry practice, to provide for the archival, back-up, recovery and restoration of the Company IT Assets.

(e) Security Measures. The Group Companies have implemented and documented appropriate measures as consistent with industry practice and in accordance with Privacy Legal Requirements to (i) protect the security and integrity of the Company IT Assets;(ii) ensure the Company IT Assets and Company Software are free from any Harmful Code; and (iii) protect Personal Data in accordance with Privacy Legal Requirements. In addition, the Company holds in-effect an ISO 27001 certification (“ISO Certification”), maintains an information security management framework in full compliance with the ISO Certification and holds a professional liability insurance policy, with data protection, cybersecurity and confidentiality coverage. Without limiting the generality of the foregoing, the Company has implemented reasonable and appropriate security measures that (i) identify on a regular basis internal and external risks to the security of the Group Companies’ confidential information and any Personal Data held or used by the Group Companies and (ii) implement and monitor reasonable and appropriate safeguards to control those risks. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company IT Assets or Company Software, including any unauthorized disclosure to, or access by, any third party of any Personal Data.

(f) Personal Data. Section 2.15(f)(i) of the Disclosure Schedule describes each type of Personal Data collected, used, disclosed or otherwise processed by or for the Group Companies and identifies and describes (i) the types of Personal Data for which the Group Companies determine the purposes and means of the processing, (ii) the types of Personal Data which the Group Companies process on behalf of a customer or other Person, (iii) each Company Database in which Personal Data presently is maintained by or for the Company, (iv) the types of Personal Data in each such Company Database, (v) the means by which the Personal Data in such Company Database was collected, (vi) the means by which it is used or disclosed, (vii) the countries in which the individuals whose Personal Data is included in such Company Database reside to the extent known by the Company, (viii) the countries in which the Persons to which such Personal Data is disclosed or made available reside to the extent known by the Company (ix) the countries in which such Personal Data are processed by or on behalf of the Group Companies, and (x) the security policies (including retention policies) that have been adopted and maintained with respect to each such Company Database. Section 2.15(f)(i) of the Disclosure Schedule identifies each third-party cookies, software development kit, pixels, tags and any other tracking technology (“Tracking Technology”) incorporated in any Company Product during the prior eighteen months, and describes the period of time during which each Tracking Technology was incorporated, including by stating which are currently active. To the Knowledge of the Company, no breach or violation of any such security policy has occurred or is threatened in writing, and there has been no loss, damage or unauthorized access to any of the Personal Data or other data or information in any of the Company Databases.

(g) Privacy Policies and Privacy Legal Requirements. Section 2.15(g) of the Disclosure Schedule identifies (by effective date) each Company Privacy Policy currently in effect and the means by which customers’ end users received notice of, or consented to changes in any, such Company Privacy Policy. The Company posts the applicable Company Privacy Policy(ies) on each of its websites, applications, and other online services (“Company Sites”), in a manner readily available to visitors and current and potential customers’ end users and in compliance with all Privacy Legal Requirements. To the Knowledge of the Company, no statement on any Company Product, including in any Company Privacy Policy, is misleading, deceptive, or in violation of any Privacy Legal Requirement. In connection with the collection, use, storage, disclosure, security or other processing of Personal Data, the Group Companies comply in all material respects with all: Company Privacy Policies and all Privacy Legal Requirements, and the requirements of any contract to which Company is bound. The execution, delivery and performance of this Agreement and any Related Agreements and the consummation of the Transactions will comply with all Company Privacy Policies, the Company’s internal privacy policies and procedures and Privacy Legal Requirements. The Group Companies comply with any privacy policies and obligations relating to Personal Data of any third party under the terms of any Company Contract. Section 2.15(g) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct, and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Group Companies or any of their representatives regarding any actual, alleged or suspected security incident or violation of any Privacy Legal Requirement by any Group Company or any Person performing for any Group Company, any of the Group Companies’ customers (to the extent relating to Personal Data or a Company Product or any activities of any Person performing for any Group Company) or any Company Product, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. There is not and has not been any complaint to, or to the Knowledge of the Company, any audit, proceeding, investigation (formal or informal) or Action of or against any Group Company, against data sources which the Company is engaged with (to the extent relating to Personal Data) or against any of its customers (in the case of customers, to the extent relating to any Company Product, Personal Data, or the practices of such Group Company or any Person performing for the Company) by any private party, the Federal Trade Commission, any state attorney general or any other Governmental Entity, with respect to the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Personal Data by or for the Group Companies. To the Knowledge of the Company, there are no facts or circumstances that could constitute a reasonable basis for such an Action. There has been no Order or government or third-party settlement affecting the collection, storage, hosting, use, disclosure, transmission, transfer, disposal, possession, interception, other processing or security of any Personal Data by or for the Group Companies.

(h) Personal Data Protection Practices.

(i) The Group Companies have maintained appropriate safeguards to protect Personal Data in accordance with Privacy Legal Requirements. The Group Companies have at all times made all disclosures to, and obtained any necessary consents (unless the Company relies on an alternative legal ground) from, customers, employees, contractors, and other applicable Persons required by Privacy Legal Requirements and has filed any required registrations with the applicable data protection authority.

(ii) Each Group Company conducts and operates its businesses, including the operation of the Company Products and its distribution to and use by customers, in material compliance with the Privacy Legal Requirements. Where a Group Company uses a Person to process Personal Data on its behalf, there is in existence a written Contract between such Group Company and each such Person that complies in all material respects with the requirements of all Privacy Legal Requirements. The Group Companies have Made Available to Parent true, correct and complete copies of all such Contracts. To the Knowledge of the Company, such Persons have not breached any such Contracts in any material respect in connection with their processing of Personal Data. The Company has not transferred or authorized the transfer of Personal Data outside of European Union, except where such transfers have complied with the requirements of Privacy Legal Requirements or where lack of compliance thereof has not resulted in a material adverse effect. No Group Company knowingly collects any Personal Data from any person under the age of 13 for use in or as part of any Company Products.

(iii) The Company did not Sell Personal Data, as such term is defined under the CCPA.

2.16 Material Contracts.

(a) Section 2.16(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Company Contract, including all amendments and modifications thereto, in effect as of the date hereof (the Company Contracts described below, whether or not set forth in Section 2.16(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):

(i) that is with (A) a Top Customer or (B) a Top Supplier;

(ii) pursuant to which any Group Company has been appointed a partner, reseller or distributor or OEM;

(iii) pursuant to which any Group Company has appointed another party as a partner, reseller, or distributor or OEM;

(iv) pursuant to which any Group Company is bound to or has committed to provide any Company Product to any third party on a most favored pricing basis or similar terms;

(v) pursuant to which any Group Company is bound to or has committed to provide any warranty to any third party with respect to the performance of any Company Product, except for any Standard Form IP Contracts entered into in the ordinary course of business;

(vi) pursuant to which any Group Company is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(vii) pursuant to which any Group Company has an obligation to assign Intellectual Property Rights;

(viii) imposing any restriction on the right or ability of any Group Company (or that would purport to limit the freedom of Parent or any of their Affiliates): (A) to engage in any business practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any technology;

(ix) set forth in Sections 2.13(c)(v) or 2.13(i) of the Disclosure Schedule;

(x) that is with an Employee, trainee, freelancer or temporary worker and which is not terminable by the applicable Group Company without any penalty or severance obligation of any kind on the part of such Group Company upon up to 30 days prior notice;

(xi) that grants any severance or termination pay or benefits or post-termination payments (in cash or otherwise) to any Employee (excluding any severance payments required under applicable law), consulting or sales agreement, contract or commitment with a firm or other organization;

(xii) that is a Lease Agreement;

(xiii) relating to capital expenditures;

(xiv) relating to the settlement of any Action;

(xv) relating to (A) the disposition or acquisition of assets or any interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities;

(xvi) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Group Companies;

(xvii) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(xviii) creating or relating to any partnership, collaboration agreement, joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xix) providing for indemnification by any Group Company of any officer, director or Employee;

(xx) providing for indemnification by any Group Company of any third party, other than Contracts entered into by any Group Company in the ordinary course of business and which contain capped indemnification obligations;

(xxi) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Company Related Party;

(xxii) constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(xxiii) involving the development or customization of any Company Product by any Person for or on behalf of any Group Company;

(xxiv) pursuant to which any Group Company has agreed to grant (A) any right of first refusal or right of first offer with respect to any material assets, rights or properties of any Group Company, or (B) any royalties payable by a Group Company to any Persons;

(xxv) that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate; or (B) the performance of services having a value in excess of $50,000 in the aggregate; and

(xxvi) to the extent not previously disclosed in Section 2.16(a)(i)—(xxv), (A) all Licensed IP Contracts (other than (1) Company Contracts pursuant to which any Group Company non-exclusively licenses Open Source Software (and no other Intellectual Property or Intellectual Property Rights) from a third party, (2) Vendor Contracts and (3) Standard Form IP Contracts that have been entered into in the ordinary course); (B) each Company Product (if any) in which such Licensed IP is incorporated or for which it is used in the development, design, delivery, distribution or provision of any Company; and (C) in Section 2.16(a)(xxiv) of the Disclosure Schedule, each Company IP Contract (other than (1) non-disclosure agreements substantially in the form of a Standard Form IP Contract, (2) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the ordinary course of business, and (3) rights granted to contractors or vendors to use Group IP for the sole benefit of any Group Company).

(b) The Company has Made Available true, correct and complete copies of all written Material Contracts, including all amendments thereto. Section 2.16(b) of the Disclosure Schedule provides an accurate description of the terms of any Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable against the Company and by the Company in accordance with its terms, subject to the Enforceability Limitations. The Company has not violated, breached, or committed any default under any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Material Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract. The Company has not waived any of its material rights under any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

2.17 Employee Benefit Plans.

(a) Schedule. Section 2.17(a)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan (other than Company Employee Plans solely to the benefit of Israeli Employees which are not managed or owned by the Israeli Subsidiary such as pension arrangements and study funds) and each Employee Agreement, including any specific Employee Agreement providing severance or post-termination payments and/or benefits and any specific Employee Agreement providing any specific obligations in case of change of control of the Company. Except in the ordinary course of business, no Group Company has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements). To the extent permissible under applicable Legal Requirements, Section 2.17(a)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title, annual salary or base wages, commissions (both commission target and earned commissions), bonus (target, maximum and any amounts paid for the current year), overtime classification, organization of working time (full time, part time, or temporary), overtime hours and accrued but unpaid vacation balances of each current Employee of the Company and the Israeli Subsidiary as of the date hereof, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no Employee listed on Section 2.17(a)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason prior to the Closing. Section 2.17(a)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.

(b) Documents. The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents and all related management and/or monitoring and/or information documents and/or records required by applicable Legal Requirements, (ii) the two most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group or other insurance contracts, (vi) all material correspondence and/or notifications to or from any governmental agency relating to any Company Employee Plan, and (vii) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. There is no fact, condition, or circumstance since the date the documents were Made Available in accordance with this paragraph (b), which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. No verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c) Employee Plan Compliance. The Group Companies have performed in all material respects with all obligations required to be performed by them under, and are in compliance in all material respects with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, statutes, orders, rules and regulations, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Company’s Knowledge nothing has occurred since the date of such letter that has or is reasonably likely to affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or

Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would result in any material liability to the Company. There are no actions, suits or claims pending or, to the Company’s Knowledge, threatened in writing or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. No Group Company is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Group Companies have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements. No Group Company has ever sponsored or maintained any Code Section 401(k) arrangement.

(d) No Pension Plan. The Group Companies have never maintained, established, sponsored, participated in or contributed to, and do not have any liability with respect to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) No Self-Insured Plan. No Group Company has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has a Group Company contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). No Group Company has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(g) No International Employee Plans. Except as required under applicable Legal Requirements or detailed in Section 2.17(a) of the Disclosure Schedule, no Group Company currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in or contribute to any International Employee Plan.

(h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements or detailed in Section 2.17(a) of the Disclosure Schedule, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination, retiree or post-employment life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements. Section 2.17(h) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company; and (ii) briefly describes such benefits.

(i) Effect of Merger. Except as specifically provided pursuant to this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) increase or enhance any payments or benefits otherwise payable or to be provided by the Company, (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code or (v) increase the amount of compensation due to any Person.

2.18 Employment Matters.

(a) Compliance with Employment Laws. The Company is and has always been in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, policies, plans and programs relating to labor, employment, employment practices or similar matters, including but not limited to laws relating to terms, conditions and classifications of employment, employment documentation, exempt or non-exempt classification under the FLSA, classification of workers as independent contractors, payment of minimum wages, hours of work, employee scheduling, overtime computation and wages, rest breaks, meal periods, payroll and paystub documentation, paid sick leave, pay equity, equal employment opportunities, fair employment practices, collective bargaining, unemployment insurance, workers’ compensation, working conditions, occupational safety, equal employment opportunity, pay equity, employment discrimination, disability discrimination, sexual harassment, disability accommodation, labor relations, the payment and withholding of Taxes and social security contributions, including proper withholding and remission to the proper tax and other authorities and funds (including the Israeli National Insurance Institute, provident or educational funds, insurance funds, disability insurance and continuing education funds) of all sums required to be withheld from employees or persons deemed to be employees under applicable laws, the requirements of FMLA, the Immigration Reform and Control Act, and the termination of employment, including plant closings and layoffs, and any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state, local or foreign law (collectively, the “WARN Act”). The Company is also in material compliance with the federal Families First Coronavirus Response Act, the federal Emergency Paid Sick Leave Act, the federal Emergency Family and Medical Leave Expansion Act, state and local emergency paid sick leave requirements. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company related to the Company’s response to COVID-19 or the Company’s compliance with applicable workplace safety rules and public health orders concerning COVID-19. The Company is not (i) liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing laws (other than any arrearages in wages for the current payment cycle for employees of the Company ), or (ii) liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Service Providers (other than routine payments to be made in the normal course of business and those consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company relating to any Company Service Provider or employment or labor issue. The Company has paid in full to all its employees or adequately accrued in accordance with GAAP or Legal Requirements for all wages, salaries, commissions, bonuses, sick leave, vacation pay, other paid time off, benefits and other compensation due to or on behalf of Employees. The Company has not taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act. All of the Israeli Employees of the Israeli Subsidiary who permanently reside or work in Israel or whose employment is otherwise subject to the laws of the State of Israel are subject to the arrangement under Section 14 the Israeli Severance Pay Law, 1963 from the commencement date of their employment and on the basis of their determining salary as defined under applicable law, and upon the termination of employment of any of such employees, the Israeli Subsidiary will not have to make any payment under the Israeli Severance Pay Law, 1963 except for release of the funds accumulated in accordance with said Section 14. No labor union represents any employees of the Israeli Subsidiary. To the Company’s Knowledge, no labor union has taken any action with respect to organizing the employees of the Israeli Subsidiary. The Israeli Subsidiary is not

a party to or bound by any collective bargaining or similar agreement, extension orders (tzavei harchava) (other than extension orders that apply to all employees in the State of Israel generally) or union contract. All persons or entities classified by the Israeli Subsidiary as consultants or contractors thereof are correctly classified as such and not as employees for any purpose, and none of such persons or entities has a basis for a claim or any other allegation that it was not rightly classified as a consultant or contractor. The Israeli Subsidiary’s obligations with respect to statutorily required severance payments to employees, all contributions to all employee plans and all accrued vacation days have been fully satisfied or have been fully funded by contributions to appropriate insurance funds and/or, to the extent required, have been reserved for in the financial statements of the Israeli Subsidiary. No Israeli Employees’ employment or any contractor’s engagement by the Israeli Subsidiary requires any special license, visa, permit or other governmental authorization. The Israeli Subsidiary has not engaged any personnel through manpower agencies.

(b) Restrictive Covenants. No Person has claimed or, to the Knowledge of the Company, has a reason to claim that any Company Service Provider (i) has violated or may be violating any of the terms or conditions of his or her employment, non-competition, non-solicitation or non-disclosure agreement with such other Person, (ii) has or may have misappropriated or disclosed or utilized any trade secret or proprietary information or documentation of such other Person, or (iii) has interfered or may be interfering in the employment relationship between such other Person and any of its present or former employees. To the Knowledge of the Company, no Company Service Provider has used or has proposed to use any trade secret or any information or documentation proprietary to any former employer or other Person or violated any confidential relationship which such Company Service Provider may have had with any former employer or other Person, in connection with the development, manufacture or sale of any Company Product or proposed product or the development or sale of any service or proposed service of the Company.

(c) Organized Labor. No Group Company is, or has ever been, a party to, bound by, or subject to any labor or collective bargaining agreement or other Contract with any labor organization, works council or other representative of employees other than, in the case of the Israeli Subsidiary, extension orders applicable to all employers in Israel, nor is any such Contract presently being negotiated. To the Knowledge of the Company, no Employee is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by (and relating to such Employee’s employment with) any Group Company and there are no, and since the inception of the Company have been no, organizing activities or collective bargaining arrangements involving any Group Company pending or under discussion with any labor organization or group of employees. There has not been, and there is not pending, existing, or threatened any strike, slowdown, picketing, work stoppage, lockout, employee grievance process, or other labor dispute involving any Group Company.

(d) No Charges. There is no charge or complaint by the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any comparable Governmental Entity that has been asserted in writing against the Company or is now pending or, to the Knowledge of the Company, has been threatened against the Company. The Company has not engaged in any unfair labor practices or similar prohibited practices, and there are no charges or complaints asserted in writing or, to the Knowledge of the Company, otherwise threatened by any current or former Company Service Provider or any Governmental Entity alleging such practices.

(e) No Actions. There is no and has not been any Action initiated, pending, or, to the Knowledge of the Company, threatened against the Company, or any of its respective current or former Company Service Providers, related to violations, or alleged violations, of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and other applicable federal, state, local or foreign laws prohibiting discrimination against employees (collectively, “Anti-discrimination”). To the Knowledge of the Company, each of its respective current and former Company Service Providers have complied with Anti-discrimination Laws in connection with their performance of services to the Company.

(f) No Payments. No Company Service Provider will receive additional vested employment rights or acquired rights (including the additional protection of existing employment terms and conditions) by virtue of the Transactions.

(g) Policies. True and complete copies of all material employee manuals and handbooks and policy statements relating to the employment of the current Employees have been provided to Parent.

(h) Immigration. Each Group Company has at all times complied in all material respects with the requirements of all federal, state, local and foreign laws regarding immigration, including the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States. Each Employee provides services to the Company in the United States and the Company has not employed an individual to provide services as an employee outside of the United States (and with respect to the Israeli Subsidiary, Israel), and each Employee and Company Contractor is legally permitted to be employed or engaged, as applicable, in the jurisdiction in which such Employee or Company Contractor, as applicable, currently provides services for the maximum period allowed under applicable law.

(i) Independent Contractors and Consultants. Each individual who renders services to any Group Company who is classified by such Group Company as having the status of an independent contractor, consultant or other non-employee status for any purposes (including for purposes of taxation and tax reporting) is properly so characterized under applicable laws, and would not be deemed an employee or common-law employee of any Group Company. No Group Company has received any claim or notice from any Person or Governmental Entity to the effect that such Group Company has improperly classified the exempt/non-exempt status of any current or former Employee or has improperly classified the independent contractor status of any Company Contractor, and, to the Knowledge of the Company, there is no basis for any such claim.

(j) Misconduct Claims by Company Service Providers. To the Knowledge of the Company, no current or former Company Service Provider has engaged in any act that constitutes a Misconduct Claim in their capacity as a Company Service Provider, and no allegation of a Misconduct Claim is pending or, to the Knowledge of the Company, threatened against any Company Service Provider, or has been investigated, litigated or become the subject of administrative proceedings against or with respect to any Group Company or any current or former Company Service Provider in their capacity as Company Service Provider. The term “Misconduct Claim” includes, without limitation: (i) sexual harassment, gender discrimination, or any other unlawful act of a similar nature; (ii) harassment, discrimination, or any other unlawful act of a similar nature directed at an individual due to a characteristic protected by applicable Anti-discrimination Laws, including race, religion, national origin, age, sex, disability, sexual orientation or gender identity or expression; (iii) other acts of a similar nature, whether or not they meet the legal definition of actionable harassment, that could reasonably be expected to bring the Company into public contempt or ridicule or be injurious to the business or reputation of the Company or of its executives or employees in a material way; (iv) if made to (A) a subordinate employee or (B) a person who has not invited such conduct and, at the time, could reasonably regard the maker of the advances or comments as having the power to influence or impair the recipient’s career advancement or the success of the recipient’s business projects: sexual advances, lewd or sexually explicit comments, the sending of sexually explicit images, making or sending verbal or written statements or graphic images intended to insult, offend, threaten or be derogatory to individuals based on a characteristic protected in the applicable Anti-discrimination Laws, including without limitation, through social media posts; or (v) a retaliatory act for refusing or opposing any of the above. No Group Company has terminated the employment or engagement of any Company Service Provider related to any Misconduct Claim, or entered into any settlement or settlement discussions, non-disclosure agreement or similar agreement with any employee regarding a Misconduct Claim or a violation of any Anti-discrimination Laws.

(k) Not Joint or Co-Employer. No Group Company is a joint employer with, co-employer with, or alter ego of, any other Person (and no claim to the contrary has been received by the Company), and, to the Knowledge or the Company, no employee or independent contractor of any Person (other than the Company) providing services to the Company is covered by any Company Employee Plan or any similar benefit or insurance plan, policy or procedure.

(l) No Interference or Conflict. To the Knowledge of the Company, no director, officer, Employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to carry out his or her functions to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound. To the Knowledge of the Company, no Employee of the Company is in material violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Employee to be employed by the Company because of the nature of the business conducted or currently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. The Company is not a party to any Contract with any of its Employees or service providers that provides any additional payment of compensation to such service provider in connection with any period of non-competition following the cessation of services to the Company. No Employee of the Company has given notice to the Company, nor does the Company otherwise have Knowledge, that any such Employee intends to terminate his or her employment with the Company. Other than with regard to the Israeli employees, the employment of each of the Employees of the Company is “at will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees except as mandated by applicable law or as included in the Employee Agreement. The Company has not, and no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Parent following the Effective Time.

2.19 Governmental Authorizations. Each notification, consent, license, permit, grant or other authorization (a) pursuant to which the Group Companies currently operate or hold any interest in any of their properties, or (b) which is required for the operation of the Group Companies’ business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the applicable Group Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Group Companies to operate or conduct their businesses or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Merger. Each Group Company has been and is in compliance with the terms and conditions of the Company Authorizations. No Group Company has received any notices of suspected, potential, or actual violation with respect to any Company Authorization.

2.20 Litigation. There is no Action of any nature pending, or to the Knowledge of the Company, threatened against any Group Company, its properties or assets (tangible or intangible) or any of its officers or directors (in their capacities as such), nor is there any reasonable basis therefor. No Governmental Entity has at any time challenged the legal right of the Group Companies to conduct their operations as presently or previously conducted or as currently contemplated to be conducted. There is no Action of any nature pending or threatened against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from any Group Company related to facts and circumstances existing prior to the date hereof, nor is there any reasonable basis therefor. To the Knowledge of the Company, there is no reasonable basis for any Person to assert a claim against any Group Company or any of its assets or directors, officers or Employees (in their capacities as such or relating to their employment, services or relationship with the Company) based upon: (a) the Company entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (b) any confidentiality or similar agreement entered into by any Group Company or (c) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Parent, whether by way of merger, consolidation, sale of assets or otherwise. No Group Company has any Action pending against any other Person.

2.21 Insurance. Section 2.21 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies (such policies and bonds, collectively, “Insurance Policies”). There is no claim by the Company pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such Insurance Policies. There is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. Since inception, there have been no claims under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy, nor have there been in existence any facts, circumstances or events for which the Company could have made a claim under an Insurance Policy but has failed to timely do so. All premiums due and payable under all Insurance Policies have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). The Insurance Policies (or other policies and bonds providing substantially similar insurance coverage) have been in effect since their inception and remain in full force and effect. The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of the Insurance Policies. None of the Company or any Affiliate of the Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.22 Compliance with Legal Requirements.

(a) General. Except as is not material in any case or in the aggregate, since January 1, 2017 the Company has complied with all applicable Legal Requirements and is not in violation of any applicable Legal Requirement. The Company has not received any notices of suspected, potential, or actual violation with respect to any Legal Requirement.

(b) Export Control Laws. The Group Companies have at all times conducted their import/export and re-export transactions, in all material respects, in accordance with (x) all applicable U.S. export and re-export control Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury

Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State, and (y) all other applicable import/export controls in other countries in which the Group Companies conduct business. Neither the Company nor the Israeli Subsidiary use or develop, or engage in, technology with military applications or modify its technology or products for any military application. Neither the Company nor the Israeli Subsidiary use or develop or engage in encryption technology or other technology whose development, commercialization or export requires to obtain a license from the Israeli Ministry of Defense, the Israeli Ministry of the Economy, or an authorized body thereof pursuant to any of the Israeli Defense Export Control Law – 2007 or the regulations promulgated thereunder, the Israeli Export and Import Ordinance – 1979, Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended or Control of Products and Services Order (Export of Warfare Equipment and Defense Information), 1991, as amended, or that is otherwise restricted under applicable law.

(c) Anticorruption Laws. Neither the Company nor the Israeli Subsidiary nor any of their respective directors, officers, employees, distributors, resellers, consultants, agent or other third party acting on behalf of the Company, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA or any applicable local, domestic, or international anticorruption laws. Neither the Company nor any director, officer, employee or agent of the Company has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before-stated parties falsified any documents of the Company. The Company ensure its books and records are accurately maintained, and track any payments made to third parties and foreign government officials. The Company has not made any provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA or any other applicable anticorruption law. The Company has not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA. Upon request, the Company agrees to permit access to its books and records. Neither the Company nor the Israeli Subsidiary, nor any of their directors, officers, or employees acting on behalf of the Company or the Israeli Subsidiary, has ever violated Section 291A of the Israeli Penal Code, as amended.

Neither the Company nor the Israeli Subsidiary nor any of their Affiliates, officers, directors or employees have violated any (i) financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, or (ii) money laundering Laws or guidelines issued, administered or enforced by any Governmental Entity including the Israeli Prohibition on Money Laundering Law, 2000 (collectively, the “Money Laundering Laws”), and no Action by or before any Governmental Entity or arbitrator involving the Company or the Israeli Subsidiary with respect to the Money Laundering Laws is pending, has ever been pending or, to the Company’s Knowledge, is threatened or has ever been threatened.

2.23 Related Party Transactions. Section 2.23 of the Disclosure Schedule sets forth all (a) Contracts between any Group Company, on the one hand, and any officer, director, member, manager, direct or indirect equityholder or Affiliate of any Group Company or any family member of the foregoing

Persons, on the other hand (each Person identified in this clause (a), a “Company Related Party”), and (b) each stockholders’ agreement, investor rights agreement, side letter and management rights letter with stockholders, voting agreement, registration rights agreement, co-sale agreement or other similar Contract of any Group Company, including any Contract granting any shareholder of a Group Company investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Related Party Agreements”), in each case other than Contracts with respect to a Company Related Party’s employment or other similar engagement with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business. All material transactions since the incorporation of the Company between the Group Companies and the Company Related Parties that require approvals pursuant to the Charter Documents of the Company have been duly approved. To the Company’s Knowledge, no officer or director of any Group Company: (x) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Group Company or (B) any other entity in any business arrangement or relationship with any Group Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 3% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (y) has any interest in any property, asset or right used by the Group Company for the business; (z) has outstanding any Indebtedness owed to any Group Company. All transactions pursuant to which any Company Related Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Group Companies have been on an arms-length basis on terms no less favorable to the Group Companies than would be available from an unaffiliated party.

2.24 Books and Records. The minute books of the Company have been Made Available, are complete and up-to-date, and have been maintained in accordance with sound and prudent business practice. The minutes of the Company contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company. The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company.

2.25 Transaction Expenses. Other than as set forth on Section 2.25 of the Disclosure Schedule, the Group Companies have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.25 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.25 of the Disclosure Schedule sets forth the Company’s current good faith estimate of all Transaction Expenses expected to be incurred by the Company and each of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions.

2.26 Top Customers and Top Suppliers.

(a) Section 2.26(a) of the Disclosure Schedule contains a true and correct list of the top ten (10) currently active distributors, licensees or other customers of Company Products by revenues generated in connection with such customers for the 12 month period ending on June 30, 2021 (each such customer, a “Top Customer”). The Company has not received written notice, nor does the Company have Knowledge, that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company consistent with past custom and practice.

(b) Section 2.26(b) of the Disclosure Schedule contains a true and correct list of the top five (5) currently active suppliers of the Company, whether of products, services, Intellectual Property Rights or otherwise, by dollar volume of sales and purchases, respectively, for the 12 month period ending on June 30, 2021 (each such supplier, a “Top Supplier”). The Company has not received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the Transactions or otherwise, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any of its Subsidiaries consistent with past custom and practice.

2.27 Investor Questionnaires. The Company has no actual knowledge of any untrue statement of a material fact or omission of material fact required to be stated in the certifications of the Stockholders, the form of which is set forth in Schedule 2.27, in each case, as executed and delivered to the Company and Parent prior to or on the date hereof (the “Investor Questionnaires”). The Company acknowledges and agrees that Parent is issuing the Parent Common Stock underlying the Merger Consideration to the Stockholders in reliance on (a) the information set forth in the Investor Questionnaires and (b) the Company’s representations and warranties set forth in this Section 2.27.

2.28 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

3.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent owns beneficially and of record all outstanding equity interests in Merger Sub, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub.

3.2 Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and/or Merger Sub are a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to the Enforceability Limitations.

3.3 Governmental Approvals and Consents. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Merger and the other Transactions, except for (a) such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4 No Conflict. Assuming compliance with the other regulatory measures, if any, described in Section 3.3 hereto, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation of the Transactions contemplated hereby, do not and will not: (i) conflict with or violate the Charter Documents of Parent or Merger Sub, as the case may be; (ii) conflict with or violate any Legal Requirement with respect to Parent or Merger Sub, as the case may be; except, in the case of each of the foregoing clauses “(i),” and “(ii)”, for any such conflicts, violations or other occurrences that would not, individually or in the aggregate, have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or any of the other Transactions.

3.5 Sufficiency of Parent Common Stock. Parent has sufficient authorized but unissued Parent Common Stock necessary for Parent to meet its obligations to deliver the Merger Consideration pursuant to this Agreement.

3.6 Capitalization. The outstanding share capital or other voting securities of Parent on a fully-diluted basis is set forth on Schedule 3.6. Except as set forth on Schedule 3.6, no shares of the share capital or other voting securities of Parent are issued, reserved for issuance or outstanding. Except as set forth on Schedule 3.6, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent is a party or by which it is bound (x) obligating Parent or its subsidiaries, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of or other equity interest in, Parent; (y) obligating Parent or its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the share capital or other equity interests of Parent.

3.7 Parent Common Stock. The Parent Common Stock underlying the Merger Consideration shall have been duly authorized as of the Closing and, upon consummation of the Closing and the issuance of such shares of Parent Common Stock pursuant to and in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable, and not issued in violation of any right of rescission, right of first refusal or preemptive right. The Parent Common Stock underlying the Merger Consideration shall have the rights specified in the Amended and Restated Articles of Association and will be free and clear of all Liens and restrictions, except as set forth in the Amended and Restated Articles of Association and as provided in the Israeli Companies Law, 1999, the Securities Act and any other applicable securities laws.

3.8 Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

3.9 Litigation. There is no Action pending or, to the knowledge of Parent, overtly threatened, against Parent or Merger Sub which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Merger or (b) would reasonably be expected to be materially adverse to the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or on the ability of Parent or Merger Sub to consummate any of the Transactions.

3.10 Active Conduct Test. The Parent satisfies the active trade or business test in Treasury Regulations Section 1.367(a)-3(c)(3) and will continue to satisfy such test through the Closing Date.

3.11 Intended U.S. Tax Treatment. Parent does not have any current intention to liquidate the Company or take any other action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

3.12 SEC Reports and Financial Statements.

(a) Parent has filed or furnished all forms, statements, reports, schedules, prospectuses, registration statements and other documents required to be filed by Parent with, or furnished by Parent to, the SEC since August 13, 2021 pursuant to the Securities Act or the Exchange Act (such forms, statements, reports, schedules, prospectuses, registration statements and documents, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”). As of their respective filing dates (and as of the date of any amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and SOX, as the case may be. As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents.

(b) The financial statements included in the Parent SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC, including Regulation S-X under the Securities Act, with respect thereto and all applicable accounting requirements under GAAP, as in effect at the time of filing (or to the extent corrected by a subsequent restatement in accordance with GAAP and the rules and regulations of the SEC).

(c) Since August 13, 2021, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market.

(d) Except to the extent as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and a “foreign private issuer” within the meaning of the Exchange Act, Parent has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act and (ii) a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Parent’s disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management, including its principal executive officer and its principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

3.13 No Other Representations. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of Company expressly contained in Article II or in any other Related Agreement, and each of Parent and Merger Sub acknowledges that, other than as set forth in this Agreement or in any other Related Agreement, none of the Group Companies or any of their respective Affiliates or representatives makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Affiliates or representatives prior to the execution of this Agreement or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), prospects, future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company, in each case heretofore or hereafter delivered to or made available to Parent, or any of its Affiliates or representatives. Without limiting the generality of the foregoing, none of the Group Companies or any of their respective Affiliates or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement or in any other Related Agreement) relating to the business, assets or Liabilities of the Group Companies made available to Parent or any of its Affiliates or representatives, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Group Companies by management of any Group Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise be deemed to have been relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. Except for any representations or warranties set forth in this Agreement or in any other Related Agreement, it is understood that any cost estimates, projections or other predictions, any data, any financial information or any offering or other memoranda, offering materials, presentations or similar materials made available to Parent or any of its Affiliates or representatives, are not, and shall not be deemed to be or to include, representations or warranties of any Group Company, and were not, and shall not be deemed to have been, relied upon by Parent in executing, delivering or performing this Agreement or the transactions contemplated hereby.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Employee Matters.

(a) No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Stockholder, Employee or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Key Person, Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Company Option Plan or any other employee related plan, program or policy of Parent, any Subsidiary of Parent or the Company. Further, each of Company, Parent and its subsidiaries retain the right to amend or terminate its benefit plans at any time and from time to time.

(b) Employee Retention.

(i) At the Closing, the Israeli Subsidiary shall enter into a retention award agreement substantially in the form of Exhibit D to this Agreement with each Key Person, providing for the payment by the Company or the Israeli Subsidiary of such Key Person’s respective cash retention award as set forth in Part A of Schedule 4.1(b) (the “Award Allocation Schedule”); and

(ii) As soon as practicable following the Closing, Parent shall approve with respect to each Employee whose name is set forth in Part B of the Award Allocation Schedule (each, a “Retention Recipient”), the issuance of such Employee’s respective Equity Retention Award as set forth in the Award Allocation Schedule, as of the Effective Time, subject to such Retention Recipient’s execution and delivery of the Parent’s Restricted Share Unit Agreement.

4.2 Director and Officer Indemnification.

(a) From and after the Effective Time, for six years following the Closing, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and the Israeli Subsidiary pursuant to (i) each indemnification agreement in effect between the Company or the Israeli Subsidiary and any Indemnified D&O Made Available to Parent and set forth on Section 2.16(a)(xix) of the Disclosure Schedule, and (ii) any indemnification provision and any exculpation provision set forth in the Certificate of Incorporation or bylaws or the articles of association of the Israeli Subsidiary, in each case, as in effect on the date hereof.

(b) Prior to the Effective Time, the Company shall purchase for the benefit of the Indemnified D&Os, a directors’ and officers’ liability insurance policy (any such insurance policy, the “D&O Policy”) providing “tail” coverage for six years following the Closing and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Company’s existing directors’ and officers’ liability insurance policy. The premium for such D&O Policy shall be included in the Transaction Expenses. In no event shall Parent or the Surviving Corporation take any action that would cause such D&O Policy to cease to be effective and shall take all commercially reasonable actions (other than paying additional premiums) to maintain in effect such D&O Policy for the benefit of the Indemnified D&Os.

(c) This Section 4.2 shall survive the consummation of the Merger. This Section 4.2 is intended to benefit, and may be enforced by, the Indemnified D&Os and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation; provided, however, that recourse shall first be against the D&O Policy until it is exhausted before recovery against Parent shall take place.

4.3 R&W Policy. The parties hereto acknowledge and agree that the R&W Policy is intended to be a Contract between Parent and the R&W Policy insurer, separate and apart from this Agreement. As such, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to limit the rights of Parent and any Affiliates of Parent (including, following the Closing, the Surviving Corporation) from making claims as provided for under the R&W Policy, subject to the terms and conditions thereof. Nothing in this Agreement shall obligate Parent to take action to recover under the R&W Policy, it being understood that any such decision shall be in the sole discretion of Parent, provided that no Indemnified Party shall have a right to assert a claim against an Indemnifying Party unless and until the Indemnified Party has exhausted its right of recovery (if any) available for such claim under the terms of the R&W Policy. Parent shall not amend, modify or otherwise change, terminate or waive any subrogation, or any other provision of the R&W Policy with respect to any Indemnifying Party in any manner that would be adverse in any material respect to the Indemnifying Party, without the prior written consent of the Stockholder Representative. Nothing in this Agreement shall be deemed to limit any rights of Parent or any of its Affiliates as against any insurer under the R&W Policy.

4.4 Registration.

(a) The issuance of the Parent Common Stock underlying the Merger Consideration has not been and will not be registered under the Securities Act or any state securities laws and, therefore, such Parent Common Stock cannot be resold unless the resale is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Parent Common Stock may only be disposed of in compliance with Securities Act or any state securities laws. In connection with any transfer of Parent Common Stock underlying the Merger Consideration, other than pursuant to an effective registration statement or Rule 144 under the Securities Act, to an affiliate (as such term is defined in Rule 144) of such Stockholder or in connection with a pledge, Parent may require the transferor thereof to provide to Parent an opinion of counsel to the effect that such transfer of Parent Common Stock does not require registration under the Securities Act. For the avoidance of doubt, references to the Merger Consideration in this Section 4.4, include adjustments, if any, with respect to Adjustment Holdback Stock.

(b) In addition to any legends that may otherwise be required by the Legal Requirements, any certificates evidencing ownership of the Parent Common Stock shall be notated with the following legend: “THE SHARES REPRESENTED HEREBY ARE “RESTRICTED SECURITIES”, THE ISSUANCE OF WHICH HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY U.S. STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SALE OF THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER’S TRANSFER AGENT FOR THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO SUCH TRANSFER AGENT THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

(c) As promptly as reasonably practicable following the date of this Agreement but in any event no later than 20 (twenty) Business Days following the date hereof, Parent shall file with the SEC a registration statement on Form F-1 (or Form F-3, to the extent Parent is eligible to utilize Form F-3 or any similar short form registration statement at such time) (“Registration Statement”) in compliance with the requirements of all applicable law, rules and regulations, including the requirements under the Securities Act, covering the resale on a continuous basis of all of the Registrable Securities. Parent shall use its reasonable commercial efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the forty-fifth (45th) calendar day following the filing thereof (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended by forty-five (45) calendar days if the Registration Statement is reviewed by, and receives comments from, the SEC. For the avoidance of doubt, “Registration Statement” is defined to include an amendment, including but not limited to a post-effective amendment, to any existing registration statement of Parent.

(d) Parent’s obligation to include the Registrable Securities of any holder thereof in the Registration Statement is contingent upon the holder of such Registrable Securities furnishing in writing, or causing to be furnished in writing, to Parent, such information regarding such holder of such Registrable Securities as shall be reasonably requested by Parent, including but not limited to the intended method of disposition of the Registrable Securities, to effect the registration of the Registrable Securities or required to be included in any other statement, filing, notice or application required under applicable law, rule or regulation to be made to the SEC or Nasdaq in connection therewith (with respect to such holder, the “Selling Stockholder Information”), and the holder of Registrable Securities shall execute such documents in connection with such registration that are customary of a selling shareholder in similar situations as Parent may reasonably request in writing at least five (5) Business Days prior to the date of filing or submission to which document relates. In no event shall the holders of the Registrable Securities be identified as a statutory underwriter in the Registration Statement; provided, that if the SEC requests that a holder of Registrable Securities be identified as a statutory underwriter in the Registration Statement, such holder of Registrable Securities will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement, in which case Parent’s obligation to register the Registrable Securities of such holder will be deemed satisfied or (ii) be included as such in the Registration Statement.

(e) Parent will provide a draft of the Registration Statement or any amendment thereto to Stockholder Representative for review at least two (2) Business Days in advance of filing the Registration Statement or any amendment thereto.

(f) Parent will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the Registrable Securities, the resale of which is registered thereon, have ceased to be Registrable Securities, and shall update or amend the Registration Statement and any prospectus thereunder as necessary to comply with the requirements of the Securities Act, provided that, to the extent permitted by the Securities Act and the applicable form on which such Registration Statement is filed, such updates and amendments may be made pursuant to incorporation by reference. Parent shall file all reports required to be filed by the SEC after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. Parent shall take such further action as any holder of Registrable Securities may reasonably request, to the extent required from time to time to enable such holder to sell Registrable Securities held by such holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Parent shall furnish to holders of Registrable Securities such number of copies of the prospectus relating to the Registration Statement as such holders may reasonably request in order to facilitate their disposition of Registrable Securities pursuant thereto.

(g) All Registration Expenses shall be borne and paid by Parent. The holders of Registrable Securities shall bear all incremental selling expenses relating to the sale of Registrable Securities, other than as set forth in the definition of “Registration Expenses.”

(h) Parent shall bear up to a total of $500,000 of the fees of an investment bank (the “Bank Fees Amount” and the “Investment Bank”, respectively) to be selected and retained by Stockholder Representative in order to arrange for an organized sale of the Parent Common Stock underlying the Merger Consideration then held by the Stockholders, on behalf of the Stockholders who so desire to sell such Parent Common Stock following the Closing (the “Organized Sale”), provided that (A) the identity of the Investment Bank shall be subject to Parent’s prior written approval which shall not be unreasonably withheld, conditioned or delayed, (B) Parent shall only bear the Bank Fees Amount if the Organized Sale is effected by the Investment Bank within twelve (12) months of the date hereof, and (C) the Organized Sale shall not include an offering of the Parent Common Stock underlying the Merger Consideration pursuant to which such Parent Common Stock is sold to an underwriter for distribution to the public, including through a firm commitment or best efforts underwritten offering. In the event that the Bank Fees Amount becomes payable by Parent pursuant to this Section 4.4(h), Parent shall deliver the Bank Fees Amount to the Investment Bank within 30 days of Parent’s receipt of a duly issued invoice.

(i) Parent shall indemnify, defend and hold harmless each holder of Registrable Securities, its officers, directors, and agents, and each Person who controls such holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, outside attorneys’ or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Registration Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Registration Losses arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with, the Selling Stockholder Information, or any violation by Parent of the Securities Act or any rule or regulation promulgated thereunder applicable to Parent and relating to action or inaction of Parent in connection therewith.

(j) In connection with any Registration Statement in which a holder of Registrable Securities is participating, such Holder, to the extent permitted by law, shall indemnify and hold harmless Parent, its directors, officers and agents, and each Person who controls Parent (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any and all Registration Losses, as incurred, that arise out of or are based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Registration Losses arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with, the Selling Stockholder Information; provided, however, that the obligation to indemnify shall be several, not joint and several, among such holders of Registrable Securities, and the liability of each such holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.

(k) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim (a “Potential Conflict”), permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, becomes ineligible as a result of a Potential Conflict to, or elects not to, assume the defense of a claim shall be obligated to pay the fees and expenses of counsel selected by indemnified party, but shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel in each applicable jurisdiction) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which case indemnifying party shall pay the fees and expenses of one counsel (in addition to one local counsel in each applicable jurisdiction) selected by each such indemnified party. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement unless such settlement (i) is settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), (ii) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and (iii) does not include any statements to, or any admission of fault, culpability or failure to act by or on behalf of any indemnified party. The indemnification provided for under this Section 4.4 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

(l) If a claim for indemnification under this Section 4.4 is unavailable to an indemnified party or insufficient to hold an indemnified party harmless for any Registration Losses, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Registration Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions that resulted in such Registration Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Registration Losses shall be deemed to include, subject to the limitations set forth in Section 4.4 of this Agreement, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 4.4 was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4(l) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding portion of this Section 4.4(l). Notwithstanding the provisions of this Section 4.4(l), no holder of Registrable Securities shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such holder from the sale of the Registrable Securities subject to the applicable proceeding exceeds the amount of any damages that such holder of Registrable Securities has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(m) The indemnity and contribution agreements contained in Section 4.4 are in addition to any liability that the indemnifying parties may have to the indemnified parties.

(n) This Section 4.4 shall survive the consummation of the Merger. This Section 4.4 is intended to benefit, and may be enforced by, the holders of Registrable Securities and the indemnified persons identified herein, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

ARTICLE V

CONDITIONS TO THE MERGER

5.1 Conditions to Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent and the Company):

(a) Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Effective Time in connection with the Merger shall have been obtained.

(b) No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) Resignations. The Company shall cause the directors and officers of the Group Companies to resign from their respective positions as director and/or officers with effect as of the Closing.

(d) Expense Fund. The Company shall have deposited the Expense Fund on behalf of the Stockholders and Optionholders with an account established by the Stockholder Representative to fund the Stockholder Representative Expenses.

(e) Agent Agreement. The Parent, IBI Trust Management Ltd. and the Stockholder Representative shall have executed the Agent Agreement.

(f) R&W Policy. The R&W Policy shall have been issued, bound and effective by the R&W Policy insurer.

(g) Unpaid Transaction Expenses. Parent shall pay certain outstanding Transaction Expenses as set forth in the Spreadsheet.

5.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent):

(a) Representations and Warranties. The representations and warranties of the Company shall have been true and correct on and as of the Closing Date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct as of such date).

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(c) No Litigation. There shall be no Action of any kind or nature pending against Parent or the Company (or their respective Affiliates), seeking to prohibit or impose the Merger.

(d) Necessary Consents and Notices. The Company shall have obtained all consents, waivers and approvals and shall have made all notices and filings, in each case, set forth on Section 2.4 of the Disclosure Schedule.

(e) Company Stockholder Approval. This Agreement has been duly adopted and the Transactions (including the Merger) have been duly approved by the holders of shares representing at least 90% of the voting power of the outstanding shares of the Company Capital Stock and entitled to vote thereon, including the majority of the holders of the Company Preferred Stock, voting as a single class on an as-converted basis.

(f) Section 280G Stockholder Approval. The Company shall have delivered to Parent evidence satisfactory to Parent of either (i) a written consent duly executed by such number of eligible shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or shares provided pursuant to agreements, contracts, plans or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval or non-approval obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations or (ii) that no payments or benefits which could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) shall be paid or payable or provided to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1).

(g) Parachute Payment Waivers. The Company shall obtained and delivered to Parent a parachute payment waiver (substantially in a form mutually agreed by the Parent, the Stockholder Representative and the Company, a “Parachute Payment Waiver”) from each Person who the Company or Parent reasonably believes is, with respect to any Group Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of the Merger.

(h) Agent Agreement. The Parent, IBI Trust Management Ltd. and the Stockholder Representative shall have executed the Agent Agreement.

(i) Key Person Agreements. Each Key Person (A) shall have executed his or her Key Person Agreements, which shall not have been revoked, rescinded or otherwise repudiated by the respective signatory thereto, (B) shall not have terminated his or her employment with the Company or expressed an intention or interest (whether formally or informally) in, or taken action toward terminating his or her employment with the Company at or prior to the Closing, (C) shall have executed Parent’s Proprietary Information and Inventions Assignment Agreement in the form attached hereto as Exhibit F, and (D) shall be eligible to work in the jurisdiction of his or her employing entity.

(j) Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(k) FIRPTA Certificate. Parent shall have received a certificate from the Company, validly executed by a duly authorized officer of the Company, that the Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, such certificate in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

(l) No Additional Securities. No securities of the Company shall be issued and outstanding as of immediately prior to the Effective Time, other than the Company Capital Stock and Company Options set forth on the Spreadsheet.

(m) Documentary Deliverables. The Company shall have delivered to Parent all certificates, agreements and other documents that it is required to deliver to Parent pursuant to this Agreement prior to the Closing, including the Spreadsheet and the Key Person Agreements.

(n) Good Standing Certificate. The Company shall have delivered to Parent a certificate or certificates from the Secretary of State of the State of Delaware dated no earlier than two (2) Business Days prior to the Closing Date, to the effect that the Company is in good standing in such jurisdiction.

(o) Termination of Related Party Agreements. The Company shall have terminated each Related Party Agreement listed in Schedule 5.2(o) without any liability being imposed on the part of any Group Company, Parent or Merger Sub.

(p) Payoff Letters. Parent shall have received payoff and release letters, in form and substance satisfactory to Parent, from the Persons listed in Schedule 5.2(p) with respect to the complete payment and satisfaction of the Indebtedness and Transaction Expenses owed to such Persons by the Group Companies;

5.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub shall have been true and correct on and as of the Closing Date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct as of such date).

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from Parent, validly executed by the Chief Executive Officer or Chief Financial Officer of Parent for and on the Parent’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 5.3(a) and 5.3(b) have been satisfied.

(d) Merger Sub Stockholder Approval. This Agreement has been duly adopted and the Transactions (including the Merger) have been duly approved by the sole stockholder of Merger Sub.

(e) Agent Agreement. The Parent, IBI Trust Management Ltd. and the Stockholder Representative shall have executed the Agent Agreement.

ARTICLE VI

TAX MATTERS

6.1 Tax Returns.

(a) Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns in respect of the Company required to be filed after the Closing Date. To the extent any such Tax Return relates to a Pre-Closing Tax Period or any portion thereof, then (a) at least thirty (30) days prior to filing any such Tax Return, the Parent shall or cause the Company to provide a draft of such Tax Return, along with supporting work papers, to the Stockholder Representative (on behalf of the Stockholders) for the Stockholder Representative’s review and comment and the Parent shall reasonably and in good faith consider Stockholder Representative’s comments.

(b) To the extent that it is determined that the amount of Tax due pursuant to any Tax Return with respect to the Company for any Pre-Closing Tax Period is lower than the corresponding amount explicitly taken into account in calculating Indebtedness, the Parent shall pay such difference in cash to the Paying Agent (for distribution to the Indemnifying Parties) within ten (10) days, provided, however, that such payment shall not exceed such corresponding amount explicitly taken into account in calculating Indebtedness.

6.2 Straddle Period Taxes. For purposes of this Agreement, any real, personal and intangible property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a per diem basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

6.3 No Amended Returns. Parent shall not, and shall not cause or permit the Company or the Israeli Subsidiary to, without the prior written consent of the Stockholder Representative, which shall not be unreasonably withheld, conditioned or delayed, (i) amend any previously filed Tax Return of the Company or the Israeli Subsidiary for any Pre-Closing Tax Period, provided that Parent may cause or permit the Company or the Israeli Subsidiary to amend any previously filed Tax Returns to the extent such amendment is required by any Tax authority or the Legal Requirements; or (ii) make or change any Tax election (including an election under Section 338 of the Code with respect to the Merger) or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period.

6.4 Cooperation. Parent and the Stockholder Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, personal and outside service providers, as is reasonably necessary for the filing of all Tax Returns by Parent, the making of any election relating to Taxes, the preparation or management of for any audit by any Tax authority, the prosecution or defense of any claim, suit or proceeding relating to any Tax or any other Tax Claim or the claim of any Tax refund. Each of Parent, the Company and the Stockholder Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven years following the Closing Date and in accordance with applicable law. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to disclose to the Stockholder Representative or any Stockholder any consolidated, combined, affiliated or unitary Tax Return which includes Parent or any of its Affiliates or any Tax related work papers.

6.5 Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be paid fifty percent (50%) by the applicable Stockholder and fifty-percent (50%) by the Parent when due. Parent, on one hand, and the applicable Stockholder, on the other hand, shall each bear 50% of all Transfer Taxes incurred as a result of the Transactions, and the Person(s) required to do so under applicable law shall file all related Tax Returns, and the parties shall cooperate in connection with any such filings. The parties shall cooperate in good faith to minimize the amount of such Transfer Taxes. Neither party shall be liable to pay any proportion of any additional Taxes, penalties, interest or similar costs incurred by the delay, failure or defaults of the other party to comply with its filing, registration and stamping obligations under this Section 6.5.

6.6 Tax Claims. If, subsequent to the Closing, Parent, the Company or any of their Affiliates receives notice of any audit, litigation or other proceeding with respect to Taxes of the Company regarding any Pre-Closing Tax Period (except to the extent that such Taxes were included in the calculation of “Indebtedness” as appearing on the Spreadsheet) or with respect to which Indemnifying Party may otherwise be required to provide indemnification under this Agreement (each a “Tax Claim”), then within five (5) Business Days after receipt of such notice, the Parent shall notify the Stockholder Representative in writing of such notice (which notice shall include detailed information including copies of any written materials received), provided that a delay or failure in so notifying the Stockholder Representative shall not relieve the Indemnifying Parties from any liability or obligation hereunder except to the extent such

Indemnifying Parties were actually prejudiced as a result of such delay or failure. With respect to any Tax Claim (i) Parent will control such Tax Claim, including the defense and settlement thereof; provided that, (i) Parent shall permit the Stockholder Representative to participate in such Tax Claim (using counsel of its own choosing) at the sole cost and expense of the Indemnifying Parties, (ii) Parent shall keep the Stockholder Representative reasonably informed of all material developments on a timely basis with respect to any such Tax Claim, and (iii) Parent shall not enter into any settlement of, otherwise compromise or abandon any such Tax Claim without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in Section 7.5, this Section 6.6 and not Section 7.5 shall apply with respect to Tax Claims.

ARTICLE VII

POST-CLOSING INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other instrument delivered by the Company pursuant to this Agreement shall survive until 11:59 p.m. Eastern Time on the date that is eighteen (18) months following the Closing Date; provided, however, that (a) the representations and warranties of the Company set forth in Section 2.10 (Taxes) (together, the “Tax Representations”) shall survive until 11:59 p.m. Eastern Time on the date that is forty eight (48) months following the Closing Date, (b) the representations and warranties of the Company set forth in Section 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability) and Section 2.5 (Company Capital Structure) (together, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations, (c) in the event of fraud or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive until 11:59 p.m. Eastern Time on the date that is the expiration of the relevant statute of limitations; and (d) all representations and warranties of the Company shall survive beyond the survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive only as to such claim until such claim has been finally resolved. The representations and warranties of Parent and Merger Sub set forth in Article III of this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive until 11:59 p.m. Eastern Time on the date that is twelve (12) months following the Closing Date, other than the representations and warranties of Parent set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authority and Enforceability), Section 3.6 (Capitalization), and Section 3.7 (Parent Common Stock), which shall survive until 11:59 p.m. Eastern Time on the date that is the expiration of the relevant statute of limitations. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties or indemnities.

7.2 Indemnification.

(a) From and after, and by virtue of, the Merger, subject to the terms of this Article VII, the Stockholders (other than holders of Cancelled Shares solely in their capacities as such), and the recipients of Option Consideration (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agree to severally (in accordance with such Indemnifying Party’s Pro Rata Portion), but not jointly, indemnify, defend and hold harmless Parent and its officers, directors, Affiliates, employees, agents and representatives, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, royalties, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against, enforcing or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third party claims), resulting from, arising out of, or relating to any of the following (in each case of (ii), (iv) and (v), regardless of the disclosure of any matter set forth in the Disclosure Schedule):

(i) any breach of or inaccuracy in, as of the date hereof or as of the Effective Time, a representation or warranty of any Group Company set forth in this Agreement or in any certificate or other instrument delivered by any the Company pursuant to this Agreement;

(ii) any inaccuracy in any information set forth in the Spreadsheet;

(iii) any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement which, by their terms, should be performed or complied with at or before the Closing;

(iv) any Transaction Expenses;

(v) any Indemnified Taxes (provided that, solely with respect to Equityholder Taxes, each Indemnifying Party shall only be liable under this clause (v) for the Equityholder Taxes of such Indemnifying Party);

(vi) any Action or threat to commence an Action by any holder or former holder of any shares of Company Capital Stock or Company Options, to the extent relating to this Agreement or the transactions contemplated hereby, including the Merger; and

(vii) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares.

(b) For the purpose of this Article VII, for purpose of determining the amount of Losses paid, incurred, suffered or sustained by an Indemnified Party as a result of any breach of or inaccuracy in a representation or warranty or any failure to perform or comply with any covenant or agreement that is qualified or limited in scope as to materiality or Company Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.

(c) The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party under this Article VII against any such Indemnifying Party (in its capacity as such).

(d) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the Merger Consideration for Tax purposes, unless otherwise required by applicable Legal Requirements.

(e) Notwithstanding anything to the contrary herein, any amount payable under this Article VII by any Indemnifying Party may be paid either in (A) cash or (B) by surrender of shares of Parent Common Stock (or any combination thereof), solely if at such time there exists no legal impediment preventing or restricting such surrender, with each share of Parent Common Stock valued, for the purpose of satisfying claims under this Article VII, at the Closing Stock Price. If an Indemnifying Party has elected to indemnify an Indemnified Party hereunder by surrender of shares of Parent Company Stock and failed to pay any amount payable under this Article VII (whether in cash or by surrender of shares of Parent Common Stock) on or before the final day fixed for payment of the same (which day, in the event that an arbitration proceeding was commenced in accordance with Section 7.4(e), shall be the tenth (10th) Business Days following the date of the arbitrator’s decision, unless the timing of such payment shall be appealable under the applicable arbitration rules), Parent may, subject to applicable law and Sections 7.4(d) and 7.4(e), and after giving such Indemnifying Party an advance written notice of 14 days of its intention to make such forfeiture, at any time thereafter and so long as the said amount remains unpaid, forfeit all or any of the shares of Parent Common Stock then held by such Indemnifying Party as may be required to satisfy such Indemnifying Party’s payment obligation.

(f) Subject to Section 7.2(a), the Indemnified Parties shall be entitled to bring indemnification claims directly against the Indemnifying Parties (in accordance with each Indemnifying Party’s Pro Rata Portion); provided that Indemnified Parties shall (i) first, be required to satisfy from the R&W Policy all such claims for Losses, unless such claims are expressly excluded from coverage under the R&W Policy, (ii) second, if the Indemnified Parties are unable to recover all or any portion of such Losses from the R&W Policy (including as a result of applicable retention or other limitations on coverage under the R&W Policy), the Indemnified Parties shall be entitled to recover such portion of such Losses directly from the Indemnifying Parties (the portion of any Loss for which indemnification is not satisfied by from the R&W Policy is referred to as an “Excess Loss”), provided further that each Indemnifying Party shall be liable only for its Pro Rata Portion of the Excess Losses in respect of an indemnification claim.

(g) The aggregate liability of any Indemnifying Party:

(i) for all indemnification claims under Section 7.2(a)(i) (other than claims based on fraud, intentional misrepresentation or breach of, or inaccuracy in, any Fundamental Representations or Tax Representations) shall be limited to such Indemnifying Party’s Pro Rata Portion of any Excess Losses up to $[***] (the “Deductible”), provided that in the event that, following the first anniversary of the Closing Date, the retention amount under the R&W Policy is reduced in accordance of the terms of the R&W Policy, then the Deductible will be reduced accordingly for the purposes this Section 7.2(g) and Section 7.2(h) such that the Deductible will be equal to the reduced retention amount.

(ii) for all indemnification claims under Section 7.2(a)(i) based on a breach of, or inaccuracy in, any Tax Representation, shall be limited to [***]% of the product of (A) such Indemnifying Party’s Pro Rata Portion, by (B) the sum of the Cash Consideration, the Option Consideration and the Stock Consideration Value.

(iii) for any other indemnification claims under this Agreement, shall be limited to 100% of the Merger Consideration actually received by such Indemnifying Party.

(iv) shall not exceed in the aggregate 100% of the Merger Consideration actually received by such Indemnifying Party.

(h) Except in the case of indemnification claims based on fraud, intentional misrepresentation or inaccuracy in, or breach of, any Fundamental Representations or Tax Representations, the Indemnified Parties, as a group, may not recover any Excess Losses from an Indemnifying Party pursuant to Section 7.2(a)(i) until the aggregate amount of the Indemnified Parties’ Excess Losses exceeds [***]% of the Deductible, in which event the Indemnifying Parties shall be responsible only for Losses exceeding the Deductible.

(i) Notwithstanding anything to the contrary herein (but subject to the survival period provided in clause (c) of Section 7.1), nothing in this Agreement shall limit the liability of an Indemnifying Party pursuant to an indemnification claim under this Article VII or otherwise in connection with a claim based on fraud or intentional misrepresentation committed by such Indemnifying Party.

(j) Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto, in the event of a breach of a Related Agreement.

7.3 Limitations on Indemnification.

(a) The amount of any Losses recoverable by any Indemnified Party against any Indemnifying Party under this Section 7.2(a) shall be calculated net of any insurance proceeds actually received by, and/or any indemnification or contribution payments actually paid by any third party to, such Indemnified Party in respect of such Losses, in each case net of all costs of recovery, including reasonably anticipated increases in insurance premiums; provided, however, that, other than with respect to the R&W Policy, nothing herein shall be construed as or give rise to an obligation on the part of any Indemnified Party to seek any such insurance, indemnification or contribution. In the event that an insurance recovery is received by any Indemnified Party with respect to any Losses for which any such Person has been indemnified and which Losses such Person had received from the Indemnifying Parties hereunder, then a refund equal to the aggregate amount of the recovery (net of costs and expenses incurred in recovering such amounts, and net of any resulting insurance premiums with respect to insurance policies) shall be made to the Paying Agent for distribution to the Indemnifying Parties in accordance with their Pro Rata Portions.

(b) Any Losses for which any Indemnified Party is entitled to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(c) In no event shall any Indemnified Party be entitled to recover or make a claim pursuant to this Article VII for any amounts in respect of, and in no event shall “Losses” be deemed to include (i) consequential, special or punitive damages, or (ii) any loss to the extent included as a Liability or expense on the Financials or to the extent included in the calculation of Merger Consideration.

(d) No Indemnified Party shall have any right to indemnification under this Agreement from and against any losses or Taxes of any Person that are due to the unavailability in any taxable period (or portion hereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date.

(e) The insurer(s) or underwriter(s) under the R&W Policy shall have no right of subrogation against any Indemnifying Party, except with respect to any claim that involves such Indemnifying Party’s fraud.

7.4 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Sections 7.1, 7.2 and 7.3, if an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it will pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(b) Following the delivery of an Indemnification Claim Notice, except as otherwise prohibited by applicable law, the Stockholder Representative and its representatives and agents shall be given all such access (during normal business hours), including electronic access, to the extent available, as they may reasonably require, to the books and records of the Surviving Corporation and Parent and access to such personnel or representatives of the Indemnified Parties, including but not limited to the individuals responsible the matters that are subject of the Indemnification Claim Notice, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Indemnification Claim Notice.

(c) If the Stockholder Representative on behalf of the Indemnifying Parties shall not object in writing within the thirty (30)-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. Subject to the limitations of liability set forth in this Article VIII, each Indemnifying Party shall, within ten (10) Business Days following the expiration date of the right of the Stockholder Representative to make an Indemnification Claim Objection Notice, pay to the Indemnified Party the amount payable by such Indemnifying Party pursuant to this Article VIII.

(d) In the event that the Stockholder Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(c) within thirty (30) days after delivery of such Indemnification Claim Notice, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims and set forth such agreement in a memorandum of understanding. In the event Parent and the Stockholder Representative agree that an Indemnified Party is entitled to be indemnified for Losses in respect of such claims, then, subject to the limitations of liability set forth in this Article VIII, each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party the amount payable by such Indemnifying Party pursuant to this Article VIII.

(e) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative may demand arbitration of the matter, and in such event the matter shall be settled by arbitration conducted in New York, New York, under the rules then in effect of the American Arbitration Association. Subject to Section 7.5 with respect to Third Party Claims, the arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be final, non-appealable, conclusive and binding upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. In such event, following written receipt of the arbitrator’s decision, and subject to the limitations of liability set forth in this Article VIII, each Indemnifying Party shall, within ten (10) Business Days following the date of such decision, pay to the Indemnified Party the amount payable by such Indemnifying Party pursuant to this Article VIII.

7.5 Third-Party Claims.

(a) In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in indemnifiable Losses pursuant to this Article VII, Parent shall notify the Stockholder Representative of such Third Party Claim (it being understood that no delay in providing such notice shall prejudice Parent’s rights under this Article VII except and solely to the extent that the Stockholder Representative or such Indemnifying Party, as applicable, is materially prejudiced thereby with respect to the amount of Losses the Indemnifying Parties are responsible for hereunder), and the Stockholder Representative shall be entitled on behalf of the Stockholders, to participate at its expense, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the consent of the Stockholder Representative, and in each case such consent not to be unreasonably withheld, conditioned or delayed, no settlement or resolution of any such Third Party Claim shall be determinative of the existence or the amount of Losses resulting from, arising out of or relating to such Third Party Claim. The Indemnified Parties’ reasonable attorneys’ and consultants’ fees and expenses incurred in connection with investigating, defending (including expenses of offensive actions taken in connection with any defensive strategy) against or settling such Third Party Claims shall be included in the Losses for which the Indemnified Parties may seek indemnification hereunder and such costs and expenses shall constitute Losses subject to indemnification under Section 7.2(a) (but subject to the other limitations under this Article VII) but only if it is ultimately determined that the Third Party Claim itself is indemnifiable under Section 7.2(a).

(b) In the event that the Stockholder Representative has consented to any settlement or resolution of a Third Party Claim, the Indemnifying Parties shall have no power or authority to object under any provision of this Article VII to the amount of Losses resulting from, arising out of or relating to such Third Party Claim, and the Indemnified Parties shall be entitled to indemnification for the entire amount of such Losses, subject to the applicable limitations contained in Sections 7.2(f) and 7.3. In the event that the Stockholder Representative does not, in accordance with the terms of this Section 7.5(b), consent to any such settlement or resolution, then the Indemnified Parties shall be entitled to submit the dispute with the Stockholder Representative with respect to the existence or amount of Losses resulting from, arising out of or relating to such Third Party Claim to an arbitrator pursuant to the procedures set forth in Section 7.4, with the arbitrator’s fees being borne (i) 50% by the Stockholder Representative on behalf of the Indemnifying Parties, and (ii) 50% by the applicable Indemnified Parties.

(c) For the avoidance of doubt and subject to the other terms of this Agreement, the Stockholder Representative and the Indemnifying Parties shall keep any information obtained in connection with any Third Party Claim confidential in accordance with Section 8.5 hereof, and in no event shall the Stockholder Representative or any Indemnifying Party disclose such information to any third party unless and until such party has executed a confidentiality agreement with respect to such information, or is otherwise subject to applicable confidentiality obligations, containing confidentiality terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided that, notwithstanding the foregoing or anything in this Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information (i) as required by law, (ii) to employees, advisors, agents or consultants of the Stockholder Representative and (iii) to the Indemnifying Parties, provided that such persons are subject to confidentiality obligations with respect thereto.

(d) Notwithstanding anything to the contrary in this Agreement, any claims with respect to Taxes shall be governed by the provisions of Section 6.6 and to the extent there is any conflict between the provisions of Section 6.6 and Section 7.5, the provisions of Section 7.5 shall govern. For the avoidance of doubt, the provisions of Section 7.4, shall not apply with respect to claims relating to Tax.

7.6 Exclusive Remedy. The parties to this Agreement acknowledge and agree that from and after the Effective Time, the provisions of this Article VII (except for disputes under Section 1.7, which disputes will be resolved in accordance with the dispute mechanism set forth in Section 1.7) are the sole and exclusive remedy of Parent and the other Indemnified Party with respect to this Agreement or any other agreement, instrument or certificate delivered by or on behalf of the Company hereunder at the Closing (other than the Key Person Agreements and the Agent Agreement) and the consummation of the transactions contemplated hereunder, under any Legal Requirement, whether in contracts, torts, restitution or otherwise, except (i) the foregoing will not be deemed a waiver by any party of any right or remedy arising by reason of fraud or intentional misrepresentation, (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party with respect to an indemnification claim pursuant to this Article VII or otherwise (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on fraud or intentional misrepresentation and (iii) that nothing herein shall limit any Person’s right to seek and obtain any non-monetary equitable remedy, including a preliminary or permanent injunction or specific performance.

7.7 Stockholder Representative

(a) By virtue of the adoption of this Agreement and approval of the Merger by the Stockholders, and by receiving the benefits thereof, including any consideration payable hereunder, each of the Indemnifying Parties shall be deemed to have agreed to appoint Shareholder Representative Services LLC, as of the Closing, as its representative, agent, attorney-in-fact and as the Stockholder Representative for and on behalf of the Indemnifying Parties for all purposes in connection with this Agreement and ancillary agreements hereto including to give and receive notices and communications in respect of indemnification claims under this Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) permitted or specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by a majority of the Stockholders. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

(b) A decision, act, consent or instruction of the Stockholder Representative on behalf of the Stockholders, including an amendment of any provision of this Agreement pursuant to Section 8.2 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties, and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any liability to any person for any acts done by Parent in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c) The Stockholder Representative will incur no liability in connection with its services pursuant to this Agreement and any Related Agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Parties shall indemnify the Stockholder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Stockholder Representative Expenses”) arising out of or in connection with this Agreement and any Related Agreements, in each case as such Stockholder Representative Expense is suffered or incurred; provided, that in the event that any such Stockholder Representative Expenses is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Stockholder Representative Expenses to the extent attributable to such gross negligence or willful misconduct. Stockholder Representative Expenses may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Indemnifying Parties under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while the Stockholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Stockholder Representative Expenses as they are suffered or incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement. The Parent may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Parent is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(d) At or immediately prior to the Closing, the Company will wire to the Stockholder Representative $250,000 (the “Expense Fund”) which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any Stockholder Representative Expenses incurred pursuant to this Agreement and any related agreements. The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting, withholding or income distribution obligations. The Indemnifying Parties will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Indemnifying Parties. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing.

ARTICLE VIII

MISCELLANEOUS

8.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.2 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.2, the Stockholders are deemed to have agreed that any amendment of this Agreement signed by the Company (prior to the Closing) or Stockholder Representative (following the Closing) shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

8.3 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the consent in writing of the Company, Parent and the Stockholder Representative, except that Parent may, following the Closing, assign its rights and delegate its obligations hereunder (other than those related to the payment of the Merger Consideration, including as provided in Sections 1.7 and 4.4) to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent, Merger Sub or the Surviving Corporation, to:

Otonomo Technologies Ltd.

16 Abba Eban Blvd.

Herzliya 4672534, Israel

Attention: [***]

                 [***]

Email: [***]

            [***]

with a copy (which shall not constitute notice) to:

Gross & Co.

1 Azrieli Center, Round Tower

Tel Aviv 6701101 Israel

Attention: [***]

                 [***]

E-mail: [***]

             [***]

(b) if to the Indemnifying Parties (following the Closing), or to the Stockholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: [***]

Email: [***]

Telephone: [***]

8.5 Confidentiality. Each of the parties hereto hereby (except the Stockholder Representative) agrees that the information obtained in the negotiation and execution of this Agreement or the effectuation of the Transactions (“Confidential Information”), shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of May 9, 2021, as amended (the “Non-Disclosure Agreement”), between the Company and Parent. Stockholder Representative shall keep all Confidential Information confidential; provided, that, notwithstanding the foregoing or anything in this Agreement to the contrary, following the Closing, the Stockholder Representative shall be permitted to disclose information (i) as required by law, (ii) to employees, advisors, agents or consultants of the Stockholder Representative and (iii) to the Indemnifying Parties, provided that such persons are subject to confidentiality obligations with respect thereto.

8.6 Public Disclosure. Except as required by Legal Requirements, neither the Company nor any of its representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions without the consent of Parent, unless expressly required by the terms of this Agreement. Parent may make such public communications regarding this Agreement or the transactions contemplated hereby as Parent may determine is reasonably appropriate, provided that it provides reasonable prior written notice to the Company of such intended disclosure.

8.7 Entire Agreement. This Agreement, the Annexes, Exhibits and Schedules hereto, the Disclosure Schedule and the Related Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

8.8 No Third Party Beneficiaries. Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for the Indemnified D&Os under Section 4.2, indemnified parties under Section 4.4, and the Indemnified Parties under Article VII.

8.9 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.11 Exclusive Jurisdiction. Subject to Section 7.4(e), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement, the Merger and the other Transactions or any other matters contemplated herein (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Section 7.4(e), each party agrees not to commence any legal proceedings related hereto except in such court (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Section 7.4(e), each party hereto and the Stockholders irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Legal Requirements. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

8.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Waiver of Conflicts . It is acknowledged by each of the parties hereto that the Company and its Israeli Subsidiary have retained Meitar Law Offices and Jones Day (“Company’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Company’s Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Company’s Counsel for conflict of interest or any other purposes as a result thereof. The parties hereby agree that, in the event that a dispute arises between Parent, the Company or any of their respective Affiliates and Stockholder Representative or any of its Affiliates, Company’s Counsel may represent Stockholder Representative in such dispute even though the interests of Stockholder Representative may be directly adverse to Parent, any member of the Group Companies or any of their respective Affiliates and even though Company’s Counsel may have represented a member of the Group Companies in a matter substantially related to such dispute, and Parent, the Company and their respective Affiliates hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Company’s Counsel. Each of the parties further agrees that, as to all pre-Closing communications among Company’s Counsel, any member of the Group Companies, and any Stockholder in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Stockholder Representative, and may be controlled by Stockholder Representative and shall not pass to or be claimed by Parent, the Group Companies or any of their respective Affiliates. Parent and the Company agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 8.14.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

OTONOMO TECHNOLOGIES LTD.

By:	/s/ Ben Volkow
Name:	Ben Volkow
Title:	Chief Executive Officer and Director

NEWTON MERGER SUB, INC.

By:	/s/ Ben Volkow
Name:
Title:

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

NEURA, INC.

By:	/s/ Amit Hammer
Name:	Amit Hammer
Title:	CEO

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

STOCKHOLDER REPRESENTATIVE

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

CONFIDENTIAL

ANNEX A

CERTAIN DEFINED TERMS

“102 Trustee” means IBI Trust Management Ltd., the trustee nominated by the Company as trustee for the Company Option Plan in accordance with Section 102.

“Accounting Arbitrator” shall have the meaning assigned to it in Section 1.7(b).

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute by or before any Governmental Entity or which is the subject of arbitration, mediation or similar proceeding.

“Adjustment Holdback Amount” means $[***].

“Adjustment Holdback Stock” shall have the meaning assigned to it in Section 1.7(f).

“Adjustment Holdback Stock Cap” means [***] (such number being the Adjustment Holdback Amount divided by the Closing Stock Price).

“Advance Investment Agreement” means that certain Advance Investment Agreement between the Company and the investors listed therein, dated June 30, 2021.

“Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such first Person.

“Agent Agreement” means the paying agent and exchange agent agreement to be entered into between the Parent, the Stockholder Representative and IBI Trust Management Ltd. on the Closing Date, substantially in the form of Exhibit C to this Agreement.

“Agreement” shall have the meaning assigned to it in the Preamble.

“Anti-discrimination” shall have the meaning assigned to it in Section 2.18(e).

“Award Allocation Schedule” shall have the meaning assigned to it in Section 4.1(b)(i).

“Balance Sheet Date” shall have the meaning assigned to it in Section 2.7(a).

“Bank Fees Amount” shall have the meaning assigned to it in Section 4.4(h).

“Behavioral Data” means any of the following: (i) any information describing, and any identifier directly relating to, any ad tag, cookie or element that stores characteristics of a specific person; (ii) any behavioral, browsing, usage, purchase, interest-based, demographic or other information obtained from a third-party that stores characteristics of a specific person; or (iii) any geolocation data that is associated with any information described in element (i) or (ii) of this definition.

“Books and Records” shall have the meaning assigned to it in Section 2.24.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York City, New York or in Tel Aviv, Israel, are authorized or obligated by law or executive order to close.

“Cash Consideration” shall have the meaning assigned to it in Section 1.5(b)(i)(B).

“Cancelled Shares” shall have the meaning assigned to it in Section 1.5(b)(iv).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, An Act to Extend the Authority for Commitments for the Paycheck Protection Program, the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act of 2021, and applicable rules and regulations thereunder, as amended from time to time, including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by President Donald J. Trump on August 8, 2020, the Consolidated Appropriations Act of 2021; Taxpayer Certainty and Disaster Tax Relief Act and any similar applicable federal, state or local law.

“Carve Out Plan” means the Company’s Employee Bonus Plan dated January 13, 2021, as amended.

“Carve Out Plan Completion” means an amount equal to $[***] (being the balance of (a) the aggregate amount payable by the Company under the Carve Out Plan (as set forth in the Spreadsheet), minus (b) the amount paid by the Company under the Carve Out Plan (as set forth in the Spreadsheet), and minus (c) $[***]).

“CCPA” means the California Consumer Privacy Act of 2018, as amended, and any regulations promulgated thereunder.

“Certificate of Incorporation” shall have the meaning assigned to it in Section 2.1.

“Certificate of Merger” shall have the meaning assigned to it in Section 1.1(a).

“CFC” shall have the meaning assigned to it in Section 2.10(s).

“Change in Control Payments” means any “single trigger” or similar bonus, severance, change-in-control payments, retention, change in control or similar bonuses, severance payments and other employee-related change in control payments payable by any Group Company that become due or payable in connection with the consummation of the Merger and the other Transactions (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the Transactions, whether alone or in combination with other events or the passage of time, including, any payments under the Carve Out Plan. Notwithstanding anything herein to the contrary, a severance payment for an employee of any of the Group Companies (including the employer portion of any withholding, payroll, employment or similar Taxes associated therewith) that is triggered by the occurrence of (i) the Transactions, followed by (ii) a subsequent termination at or after the Closing Date of such employee’s employment with any of the Group Companies, shall not be deemed a Change in Control Payment unless such employee has the right to resign and collect severance solely as a result of the Transactions without any additional act or omission by the Parent or any of its Affiliates.

“Charter Documents” shall have the meaning assigned to it in Section 2.1.

“Closing” shall have the meaning assigned to it in Section 1.1(b).

“Closing Cash” means the amount of any cash and cash equivalents of the Group Companies as of immediately prior to the Effective Time as determined in accordance with GAAP.

“Closing Date” shall have the meaning assigned to it in Section1.1(b).

“Closing Indebtedness” means the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company as of immediately prior to the Effective Time, including any termination, pre-payment or similar penalties or premiums that are paid or become payable as a result of the full repayment and retirement of such Indebtedness immediately following the Effective Time.

“Closing Net Working Capital” means the Net Working Capital of the Group Companies as of immediately prior to the Effective Time.

“Closing Stock Price” means $5.0787 per share (being the average rounded to the nearest four decimal places of the closing sale prices of one share of Parent Common Stock on The Nasdaq Global Market as reported by The Wall Street Journal for the fifteen (15) trading days immediately preceding the date of the Effective Time).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning assigned to it in the Recitals.

“Company Authorizations” shall have the meaning assigned to it in Section 2.19.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means shares of the Common Stock of the Company, with $0.0001 par value per share.

“Company Contract” means any Contract to which any Group Company is or was a party or by which any Group Company is or was bound.

“Company Contractor” means all foreign and domestic natural person independent contractors who provide any services, either directly to a Group Company or through an agency or other Person, in any location.

“Company’s Counsel” shall have the meaning assigned to it in Section 8.14.

“Company Database” means each database in which Personal Data or other confidential or proprietary information is or has been maintained by or for any Group Company.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, in each case which is maintained, contributed to or required to be contributed to by a Group Company for the benefit of any Employee, or with respect to which any Group Company has or may have any liability or obligation, including any International Employee Plan, but excluding any plan or program maintained by a Governmental Entity to which a Group Company contributes pursuant to applicable laws.

“Company IP” means any and all Intellectual Property Rights and Intellectual Property that are owned or exclusively licensed by, or purported to be owned or exclusively licensed by, the Company.

“Company IP Contract” means any Company Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP or Subsidiary IP.

“Company IT Assets” shall have the meaning assigned to it in Section 2.15(d).

“Company Material Adverse Effect” means any change, event, circumstance, condition or effect (regardless of whether or not such change, event, circumstance, condition or effect is inconsistent with the representations or warranties made by the Company in this Agreement) that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, is or is reasonably likely to be materially adverse to the condition, properties, products, assets, liabilities, business, operations or results of operations of the Group Companies, taken as a whole, except to the extent that any such change, event, condition or effect results from (a) the outbreak or escalation of war, hostilities or terrorist activities; (b) changes in any applicable laws or regulations or U.S. GAAP or other accounting standards (or the interpretation thereof); (c) changes or conditions affecting the general economy or the industry or markets in which the Group Companies operate; (d) any earthquake, hurricane, tornado or other natural disaster; (e) any pandemic (including COVID-19) or epidemic; provided, however, that such changes in (a) – (e) do not have a disproportionate effect on the Group Companies, taken as a whole, as compared to other participants in the industry in which the Group Companies operate; (f) any action taken (or omitted to be taken) at the written request or with the written consent of Parent or that is expressly required pursuant to this Agreement; (g) failure to meet any internal projections or forecasts, in and of itself (but not the event underlying such failure) or (h) the announcement, existence or pendency of the transactions contemplated under this Agreement (including due to the fact that Parent is a party thereto or the identity of its Affiliates).

“Company Option Plan” means the Company’s 2014 Equity Incentive Plan, as amended.

“Company Options” means options to purchase Company Common Stock granted under the Company Option Plan.

“Company Preferred Stock” shall have the meaning assigned to it in Section 2.5(a).

“Company Privacy Policy” means each external end-users’ facing, past or present written privacy policy, including any contractual obligation relating to: (i) the privacy of permitted customers of any Company Product operated by or on behalf of any Group Company; (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Personal Data; or (iii) information about individuals who are Employees.

“Company Product” means each Company Site, any other product (including Software and databases that are specifically identified by the Company as a separate distinct product) or service owned, made, marketed, developed, distributed, made available, licensed or sold by or on behalf of any Group Company, as well as any prior versions of and predecessors to any of the Group Companies’ products or services to the extent still supported by the Group Companies for legacy customers, and any product or service currently under development by or for the Group Companies such that it has been identified by the Company as being ready for sale or license with unit pricing associated therewith also having been developed.

“Company Related Party” shall have the meaning assigned to it in Section 2.23.

“Company Service Provider” means any current employee, officer, director and individual independent contractor of the Company or the Israeli Subsidiary, as applicable, and any Company Contractor.

“Company Sites” shall have the meaning assigned to it in Section 2.15(g).

“Company Software” means any Software owned by or licensed to any Group Company, that is embedded in, or used in the development, delivery, hosting or distribution of, any Company Products, including any such Software that is used to collect, transfer, transmit, store, host or otherwise process Personal Data.

“Confidential Information” shall have the meaning assigned to it in Section 8.5.

“Conflict” shall have the meaning assigned to it in Section 2.4.

“Contract” means any contract, statement of work, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, license or obligation, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down, closure, sequester, workplace safety or similar law, directive, order, guidelines or recommendations promulgated by any industry group, health organization or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Policy” shall have the meaning assigned to it in Section 4.2(b).

“Deductible” shall have the meaning assigned to it in Section 7.2(g)(i).

“Deferred Revenue” means the current and long term deferred revenue of the Company and its Subsidiaries, calculated in accordance with GAAP.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Determination Date” shall have the meaning assigned to it in Section 1.7(a).

“Disclosure Schedule” shall have the meaning assigned to it in the preamble to Article II.

“Disagreement Notice” shall have the meaning assigned to it in Section 1.7(a).

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights are properly demanded following the date hereof in accordance with Section 262 of the Delaware General Corporation Law in connection with the Merger and the other Transactions.

“DOL” means the United States Department of Labor.

“Downward Adjustment Amount” shall have the meaning assigned to it in Section 1.7(e).

“Effectiveness Deadline” shall have the meaning assigned to it in Section 4.4(c).

“Effective Time” shall have the meaning assigned to it in Section 1.1(c).

“Electing Holder” shall have the meaning assigned to it in Section 1.10(b).

“Employee” means any employee of the Company or the Israeli Subsidiary (as applicable).

“Employee Agreement” means each management, employment, severance, separation, settlement, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including any offer letter or any agreement providing for acceleration of any equity or equity-based award, or any other agreement providing for compensation or benefits or that is not terminable at will with no liabilities to the Company) between any Group Company, as applicable, and any Employee.

“Employment Agreements” means the employment agreements with Parent or one of its Affiliates, executed and delivered by each Key Person, in the forms agreed upon between the Parent and each such Key Person.

“Enforceability Limitations” shall have the meaning assigned to it in Section 2.2.

“Equity Retention Awards” means retention awards comprised of restricted share units for shares of Parent Common Stock to be granted to the Retention Recipients (in the case of the Israeli Retention Recipients pursuant to the capital gains route of Section 102, to the extent available) subject to the terms and conditions of the Parent’s 2021 Share Incentive Plan and Restricted Share Unit Agreements.

“Equityholder Pro Rata Portion” means, with respect to each Optionholder, an amount set forth on the Spreadsheet equal to the quotient obtained by dividing (x) the aggregate amount payable to such holder pursuant to Section 1.5(b)(ii) in respect of the Company Options held by such holder, as of immediately prior to the Effective Time, by (y) the aggregate amount (expressed as a cash sum) payable (in Parent Common Stock) to all Optionholders and Stockholders pursuant to Section 1.5(b)(i) and Section 1.5(b)(ii) in respect of all Company Options and shares of Company Capital Stock owned by all such holders as of immediately prior to the Effective Time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Loss” shall have the meaning assigned to it in Section 7.2(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Agent” means IBI Trust Management Ltd., acting as exchange agent pursuant to the Agent Agreement.

“Expense Fund” shall have the meaning assigned to it in Section 7.7(d).

“FCPA” shall have the meaning assigned to it in Section 2.22(c).

“Final Net Working Capital Certificate” shall have the meaning assigned to it in Section 1.7(a).

“Financials” shall have the meaning assigned to it in Section 2.7(a).

“Founders” means [***].

“Fundamental Representations” shall have the meaning assigned to in Section 7.1.

“GAAP” means United States or Israeli generally accepted accounting principles, as applicable, consistently applied.

“GDPR” means: (i) Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), and (ii) such law as incorporated into United Kingdom law by the Data Protection Act 2018 and amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (each as amended, superseded, or replaced).

“Government Grant” means any grant, incentive, subsidy, award, participation, financial assistance, exemption, status or other benefit from any Governmental Entity granted to, provided to, or enjoyed by any Person, including by or on behalf of or under the authority of the IIA, the Israeli Investment Center of the Israeli Ministry of Economy and Industry or the BIRD Foundation, as applicable.

“Governmental Entity” means any court, administrative agency, entity or commission or other federal, state, county, local, regional or other foreign governmental authority, instrumentality, agency, entity or commission.

“Group Company(ies)” means the Company and each of Subsidiaries.

“Group IP” means the Company IP and the Subsidiary IP.

“Harmful Code” shall have the meaning assigned to it in Section 2.15(b).

“IIA” means the Israeli Innovation Authority (formerly known as the Office of the Chief Scientist or OCS).

“IIA Grants” shall have the meaning assigned to it in Section 2.14(b).

“Indebtedness” of any Person means, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (iii) with respect to the Company, all currently owed but unpaid Indemnified Taxes for Tax periods that include the Closing Date or with respect to which the Company has yet to file its Tax Returns pursuant to ordinary course extensions of time; (iv) with respect to the Company, any deferred rent; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) through (iv) above to the extent of the obligation secured; and (vi) all obligations in respect of principal, interest, fees, change in control payments, penalties, prepayment premiums and other expenses owed (in each case, or required to be paid if all such indebtedness were repaid in full in advance of the date provided for in the respective documents), with respect to the indebtedness referred to in clauses (i) through (v) above.

“Indemnification Claim Notice” shall have the meaning assigned to it in Section 7.4(a).

“Indemnification Claim Objection Notice” shall have the meaning assigned to it in Section 7.4(c).

“Indemnified D&O” means each Person who is or was an officer or director of the Company or the Israeli Subsidiary at or at any time prior to the Effective Time.

“Indemnified Party” and “Indemnified Parties” shall have the meaning assigned to them in Section 7.2(a).

“Indemnified Taxes” means, without duplication (i) any and all liabilities for any Taxes of the Group Companies attributable or allocable to any Pre-Closing Tax Period or resulting from actions taken on or prior to the Closing Date (including any Taxes deferred under any COVID-19 Measures), except to the extent that the amount of such Taxes has been taken into account in the calculation of “Indebtedness” as appearing on the Spreadsheet; (ii) any Taxes of the stockholders of the Company or other equity holders of the Company for which the Company or any Indemnified Party is liable, whether by reason of any requirement to withhold or otherwise, and incurred in connection with the Transactions or this Agreement (such Taxes described in this clause (ii), collectively, “Equityholder Taxes”); (iii) all Taxes of the Company arising as a result of the Company being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract or otherwise; and (iv) all Taxes imposed on any Group Company (including interest, fines and gross-up, if any) resulting from the failure of Section 102 Securities which were originally intended by the Company to be granted under Section 102(b)(2) of the ITO to be so qualified (unless such failure to qualify arises solely from breach of the holding period under Section 102(b)(2) of the ITO by the holder of Section 102 Securities, including as a result of the grant of such Section 102 Securities within 90 days prior to the execution of this Agreement) and all claims, actions, suits, proceedings, demands, assessments, judgments, damages, awards, costs and expenses (including reasonable legal fees and expenses) incident to the foregoing or incurred in connection with the enforcement of the rights of any Indemnified Party with respect to the foregoing; except in each case (1) the portion of the Transfer Tax to which Parent is responsible, and (2) any Taxes incurred on the Closing Date but after the Closing or with respect to a transaction occurring on the Closing Date but after the Closing, outside the ordinary course of the business of the Company. For the avoidance of doubt, Indemnified Taxes shall not include any Taxes resulting from the inability of the Company or any Group Company to use, after the Closing, losses incurred before the Closing or any taxes resulting from any actions taken by the Parent or any of its Affiliates, including the Company, following the Closing.

“Indemnifying Party” and “Indemnifying Parties” shall have the meaning assigned to them in Section 7.2(a).

“Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, as amended from time to time, the regulations promulgated thereunder and the IIA rules and guidelines.

“Insurance Policies” shall have the meaning assigned to it in Section 2.21.

“Intellectual Property” means algorithms, APIs, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, Software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials), business or technical information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, service mark, business name, brand name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patents, patent applications, utility models, design rights, and all related patent rights; (v) other proprietary rights in Intellectual Property; (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, revisions, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above; and (vii) all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“Intended U.S. Tax Treatment” shall have the meaning assigned to it in the Recitals.

“Interim Section 102 Tax Ruling” shall have the meaning assigned to it in Section 1.10.

“Interim Section 104H Tax Ruling” shall have the meaning assigned to it in Section 1.10(b).

“International Employee Plan” means each Company Employee Plan or Employee Agreement that has been adopted or maintained by a Group Company, whether formally or informally, or with respect to which a Group Company will or may have any liability, with respect to Employees who perform services outside the United States.

“Investor Questionnaires” shall have the meaning assigned to it in Section 2.27.

“Investment Bank” shall have the meaning assigned to it in Section 4.4(h).

“IP Contributor” shall have the meaning assigned to it in Section 2.13(c)(ii).

“IRS” means the United States Internal Revenue Service.

“ISO Certification” shall have the meaning assigned to it in Section 2.15(e).

“Israeli Subsidiary” shall have the meaning assigned to it in Section 2.6.

“ITA” means Israeli Tax Authority.

“ITO” means Israeli Income Tax Ordinance [New Version] 1961 and all the regulations, rules and order promulgated therein.

“Key Executive” means each of [***].

“Key Person Agreements” shall have the meaning assigned to it in the Recitals.

“Key Persons” means the Founders and each of the persons listed on Schedule 4.1(b).

“Knowledge” or “Known” means, with respect to the Company, the knowledge of any Key Executive who would reasonably be expected to have actual knowledge of the matters in question.

“Lease Agreements” shall have the meaning assigned to it in Section 2.11.

“Leased Real Property” shall have the meaning assigned to it in Section 2.11.

“Legal Requirement” means any applicable Israeli, U.S. or non-U.S. federal, state, local or other constitution, law, treaty, directive, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Liability” shall have the meaning assigned to it in Section 2.8.

“Licensed IP” means (i) all Intellectual Property Rights and Intellectual Property incorporated into, or used or otherwise practiced in the development, delivery, hosting or distribution of, the Company Products; and (ii) all other Intellectual Property Rights and Intellectual Property used, practiced or held for use or practice in the conduct of the business of the Company or any of its Subsidiaries, in each case that are not owned or exclusively licensed by, or purported to be owned or exclusively licensed by, the Company or any of its Subsidiaries.

“Licensed IP Contract” means any Company Contract pursuant to which the Company or any of its Subsidiaries is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Lien” means any lien, pledge, charge, claim, mortgage, assessment, claims, hypothecation, infringement, deed of trust, lease, option, right of first refusal, easement, right of way, security interest (or the exercise or transfer of any other attribute of ownership of a security), preemptive right, option, covenant, exclusive license, servitude, transfer restriction or other encumbrance of any kind or character whatsoever.

“Loss” and “Losses” shall have the meaning assigned to them in Section 7.2(a).

“Made Available” means that the Company has posted such materials to the virtual data room titled “Project Neura Orange” hosted on Admincontrol and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is three (3) Business Days prior to the date of this Agreement.

“Material Contracts” shall have the meaning assigned to it in Section 2.16(a).

“Merger” shall have the meaning assigned to it in the Recitals.

“Merger Consideration” means the Stock Consideration, the Cash Consideration, the Option Consideration and the Adjustment Holdback Stock (if any).

“Merger Sub” shall have the meaning assigned to it in the preamble to the Recitals.

“Misconduct Claim” shall have the meaning ascribed to it in Section 2.18(j).

“Money Laundering Laws” shall have the meaning assigned to it in Section 2.22(c).

“Net Working Capital” means an amount (whether positive or negative) equal to (a) all current assets (excluding cash and cash equivalents) of the Group Companies required by GAAP to be set forth on the face of a balance sheet, including all accounts receivable and prepaid expenses, less (b) all current Liabilities of the Group Companies required by GAAP to be set forth on the face of a balance sheet (including all Deferred Revenue (whether current or long-term), and excluding all Indebtedness and

Transaction Expenses), in each case, determined in accordance with GAAP. For the avoidance of doubt: (i) Net Working Capital will not take into account any Closing Cash amount, restricted cash, income Tax assets or income Tax Liabilities, deferred Tax assets or deferred Tax Liabilities, and (ii) the calculation of Net Working Capital shall not include any purchase accounting adjustments.

“Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Surplus” means the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Target.

“Net Working Capital Target” means [***].

“Non-Competition and Non-Solicitation Agreements” means the Non-Competition and Non-Solicitation Agreements executed and delivered by each of [***], substantially in the form attached hereto as Exhibit B.

“Non-Disclosure Agreement” shall have the meaning assigned to it in Section 8.5.

“Officer’s Certificate” shall have the meaning assigned to it in Section 5.2(j).

“Open Source Software” shall have the meaning assigned to it in Section 2.13(h).

“Option Cancellation Agreement” shall have the meaning assigned to it in Section 1.5(b)(ii).

“Option Consideration” shall have the meaning assigned to it in Section 1.5(b)(ii).

“Optionholder” means a holder of Company Options.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Organized Sale” shall have the meaning assigned to it in Section 4.4(h).

“Parachute Payment Waiver” shall have the meaning assigned to it in Section 5.2(g).

“Parent” shall have the meaning assigned to it in the Preamble.

“Parent Common Stock” means the ordinary shares of Parent, with no par value.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.12(a).

“Paying Agent” means IBI Trust Management Ltd., acting as paying agent pursuant to the Agent Agreement.

“Payor” shall have the meaning assigned to it in Section1.8(a).

“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Amount” means, with respect to each share of any class or series of Company Capital Stock, the applicable portion of the sum of the Stock Consideration (expressed as a cash sum) and the Cash Consideration to which a share of such class or series of Company Capital Stock is entitled, calculated in accordance with the Certificate of Incorporation and as set forth in the Spreadsheet. It is hereby clarified that for the purpose of calculating the Per Share Amount the aggregate exercise price payable for the Company Options which are entitled to the Option Consideration shall be deemed to have been added to the Cash Consideration and subsequently reduced from the Option Consideration issued to the holders of such Company Options, in accordance with Section 1.5(b)(ii).

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” means, in addition to all information defined or described by the Company as “personal information,” “personally identifiable information,” “PII,” or using any similar term in any Company Privacy Policy: (i) any Behavioral Data; (ii) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers, location information, unique identifiers of individuals and devices owned or used by identified or identifiable individuals, including, without limitation, Media Access Control (MAC) addresses, Service Set identifiers (SSID) and Bluetooth identifiers, or any other piece of information that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for the Company allows the identification or location of, or contact with, a natural person (and for greater certainty includes all such information with respect to employees); and (iii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Privacy Legal Requirement.

“PFIC” shall have the meaning assigned to it in Section 2.10(s).

“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Potential Conflict” shall have the meaning assigned to it in Section 4.4(k).

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Privacy Legal Requirement” means an applicable Legal Requirement (including the GDPR and any EU Member State implementations thereof, the CCPA, the ePrivacy Directive and each EU Member State implementation thereof), and the Israeli Protection of Privacy Law, 1981, and any other applicable standard, rule, requirement, code, principle, or policy of a self-regulatory organization, including requirements of the Payment Card Industry Data Security Standard (in each case as applicable), relating to privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of, or the security of, Personal Data, including online advertising (such as online behavioral advertising and interest-based advertising), and direct marketing, consumer communications, or consumer protection.

“Pro Rata Portion” means the Stockholder Pro Rata Portion or Equityholder Pro Rata Portion, as applicable.

“R&W Policy” means the representation and warranty insurance policy issued to Parent naming Parent and/or an Affiliate thereof as the insured, which policy insures Parent for breaches of the representations and warranties given by the Company under this Agreement.

“R&W Premium Amount” means the fees and costs paid by or on behalf of Parent in connection with obtaining the R&W Policy, including diligence and underwriter costs.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.

“Registrable Securities” means the shares of Parent Common Stock issuable in connection with the Merger, and any shares of Parent Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of Parent Common Stock; provided that such shares of Parent Common Stock shall cease to be Registrable Securities hereunder if and when (i) such Registrable Securities have been sold, transferred or otherwise disposed of pursuant to an effective registration statement registering the resale of such Registrable Securities under the Securities Act, (ii) such Registrable Securities have been sold, transferred or otherwise disposed of in a public resale pursuant to Rule 144 under the Securities Act or (iii) such Registrable Securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but (a) with no requirement to maintain current public information and (b) without being subject to any limitations on volume or any other restrictions or limitations, including with respect to manner or timing of sale).

“Registration Expenses” means the expenses of a registration, including, without limitation, the following: (a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and fees of any national securities exchange on which the shares of Parent Common Stock are then listed; (b) fees and expenses of compliance with securities or blue sky laws; (c) printing, messenger, telephone and delivery expenses; (d) fees and disbursements of counsel for Parent; and (e) fees and disbursements of all independent registered public accountants incurred by Parent specifically in connection with such registration.

“Registration Losses” shall have the meaning assigned to it in Section 4.4(i).

“Related Agreements” means the Non-Disclosure Agreement, the Key Person Agreements, the Agent Agreement, any employee offer letters, and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions.

“Related Party Agreements” shall have the meaning assigned to it in Section 2.23.

“Requisite Stockholder Vote” means the affirmative vote of the holders of shares representing at least a majority of the voting power of the outstanding shares of the Company Capital Stock and entitled to vote thereon, including the majority of the holders of the Company Preferred Stock, voting as a single class on an as-converted basis.

“Retention Recipient” shall have the meaning assigned to it in Section 2.2.

“Sales Taxes” shall have the meaning assigned to it in Section 2.10(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 102” shall have the meaning assigned to in Section 1.10.

“Section 102 Options” means Company Options subject to tax in accordance with Section 102(b)(2) of the ITO.

“Section 102 Securities” means Section 102 Options and Section 102 Shares.

“Section 102 Shares” means Company Common Stock issued upon exercise of Section 102 Options and deposited with the 102 Trustee.

“Section 102 Tax Ruling” shall have the meaning assigned to it in Section 1.10(a).

“Section 104H Interim Tax Ruling” shall have the meaning assigned to it in Section 1.10(b).

“Section 104H Tax Ruling” shall have the meaning assigned to it in Section 1.10(b).

“Section 3(i) Options” means Company Options subject to tax pursuant to Section 3(i) of the ITO.

“Section 409A” shall have the meaning assigned to it in Section 2.10(v).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Selling Stockholder Information” shall have the meaning assigned to it in Section 4.4(d).

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware, files, development tools, and embedded versions thereof, and documentation related thereto.

“SOX” means The Sarbanes–Oxley Act of 2002 (Pub.L. 107–204, 116 Stat. 745, enacted July 30, 2002).

“Spreadsheet” shall have the meaning assigned to it in Section 1.6.

“Standard Form IP Contract” means each standard form of Company IP Contract only when used by the Company or any of its Subsidiaries at any time without material modification, including such standard form of the following types of agreements, to the extent the Company or any of its Subsidiaries actually utilizes such a standard form in the conduct of its business in the ordinary course: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.

“Standards Organizations” shall have the meaning assigned to it in Section 2.13(c)(xi).

“Stock Consideration Value” means an amount equal to (i) $35,300,000, plus (ii) the Closing Cash, minus (iii) the Closing Indebtedness, minus (iv) the aggregate amount of all Transaction Expenses (excluding the Carve Out Plan Completion), minus (v) an amount equal to the Expense Fund, plus (vii) the Net Working Capital Surplus, if any, and minus (viii) the Net Working Capital Shortfall, if any, in each case, without duplication (it being understood that (1) all amounts used in calculating the Stock Consideration Value shall be based on the corresponding amounts set forth and represented in the Spreadsheet, as finally determined in accordance with Section 1.7 and (2) the consideration payable pursuant to Section 1.5(c) shall be based upon the Spreadsheet and shall be subject to adjustment, if applicable, in accordance with Section 1.7).

“Stockholder” means any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“Stockholder Pro Rata Portion” means with respect to each Stockholder, an amount set forth on the Spreadsheet equal to the quotient obtained by dividing (x) the aggregate amount (expressed as a cash sum) payable in Parent Common Stock to such Stockholder pursuant to Section 1.5(b)(i) in respect of the shares of Company Capital Stock held by such holder, as of immediately prior to the Effective Time, by (y) the aggregate amount (expressed as a cash sum) payable (in Parent Common Stock) to all Optionholders and Stockholders pursuant to Section 1.5(b)(i) and Section 1.5(b)(ii) in respect of all Company Options and shares of Company Capital Stock owned by all holders as of immediately prior to the Effective Time.

“Stockholder Representative” shall have the meaning assigned to it in the Preamble.

“Stockholder Representative Expenses” shall have the meaning assigned to it in Section 7.7(c).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Subsidiary IP” means any and all Intellectual Property Rights and Intellectual Property that are owned or exclusively licensed by, or purported to be owned or exclusively licensed by, the Israeli Subsidiary.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1(a).

“Tax” (and, with correlative meaning, “Taxes” and “taxable”) means any U.S. federal, national, state, provincial, territorial, local, foreign, and any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll (including employee withholding or payroll tax, FICA, or FUTA), social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, personal, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge (direct or reverse) of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount in relation to such tax imposed by any Governmental Entity.

“Tax Claim” shall have the meaning assigned to it in Section 6.6.

“Tax Incentive” shall have the meaning assigned to it in Section 2.10(t).

“Tax Indemnity Agreement” shall have the meaning assigned to it in Section 2.10(j).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto and any related or supporting schedules or statements.

“Tax Representations” shall have the meaning assigned to it in Section 7.1.

“Third Party Claim” shall have the meaning assigned to it in Section 7.5.

“Top Customer” shall have the meaning assigned to it in Section 2.26(a).

“Top Supplier” shall have the meaning assigned to it in Section 2.26(b).

“Tracking Technology” shall have the meaning assigned to it in Section 2.15(f).

“Transaction Expenses” means, without duplication, all fees and expenses incurred or payable (or anticipated to be incurred or payable) by or on behalf of the Group Companies in connection with this Agreement, the Merger and the other Transactions, including (i) all legal, accounting, financial advisory, consulting, finders’, and all other fees and expenses of third parties incurred by the Group Companies in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other Transactions, (ii) all Change in Control Payments, (iii) all Transaction Payroll Taxes, (iv) the costs of any D&O Policy, (v) 50% of the fees and expenses of the Paying Agent and the Exchange Agent, and (vi) 50% of the R&W Premium Amount, in each case, where such fee or expense is subject to VAT, including the amount of the VAT.

“Transaction Payroll Taxes” means all employer portion payroll or employment Taxes incurred in connection with any Change in Control Payments.

“Transactions” shall have the meaning assigned to it in the Recitals.

“Transfer Taxes” means any and all transfer, documentary, sales, use, registration, real property transfer, stamp, excise or stock transfer Taxes and other similar Taxes, and any penalties or interest with respect thereto, imposed with respect to the Transactions.

“Valid Withholding Certificate” shall have the meaning assigned to it in Section 1.8(a)(ii).

“VAT” shall have the meaning assigned to it in Section 2.10(z)(ii).

“Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized Software, in non-source code form only, or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis (and does not include any other licenses of Intellectual Property or Intellectual Property Rights except licenses to (A) Company’s or any Subsidiaries’ feedback and suggestions or (B) either party’s trademark for inclusion on customer lists); (ii) such Contract is a non-negotiable, non-negotiated “shrink-wrap” or “click-through” Contract; (iii) the Software licensed or made available under such Contract is not included, incorporated or embedded in, linked to, combined or distributed with, or used in the development, design, delivery, distribution or provision of any Company Product; (iv) the Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $10,000 or ongoing subscription or service fees of no more than $10,000 per year; and (v) the Contract is not a license for Open Source Software.

“WARN Act” shall have the meaning assigned to it in Section 2.18(a).